UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Cousins Properties Incorporated
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 5, 2015

To our Stockholders:
The Annual Meeting of Stockholders of Cousins Properties Incorporated (“we,” “our,” “us,” or the “Company”) will be held on Tuesday, May 5, 2015, at 11:00 a.m. local time at 191 Peachtree Street NE, Atlanta, Georgia 30303-1740. The purposes of the meeting are:
(1) To elect eight Directors nominated by the Board of Directors (the “Board of Directors” or the “Board”);

(2)  To approve, on an advisory basis, executive compensation, often referred to as “say on pay;”

(3) To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2015; and

(4) To transact any other business as may properly come before the meeting.
All holders of record of our common stock at the close of business on February 27, 2015 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

By Order of the Board of Directors,

PAMELA F. ROPER
Corporate Secretary

Atlanta, Georgia
March 23, 2015

Whether or not you expect to attend the Annual Meeting, you are urged to vote, date, sign and return the enclosed proxy in the enclosed postage-paid envelope. You also may vote your shares over the Internet or by telephone as described on your proxy card. If you attend the Annual Meeting, you may revoke the proxy and vote your shares in person.

COUSINS PROPERTIES INCORPORATED
191 Peachtree Street NE, Suite 500
Atlanta, Georgia 30303-1740

2015 PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
2015 Annual Meeting Information

•	Date and Time: May 5, 2015, at 11:00 a.m. Eastern Time.

•	Place: 191 Peachtree Street NE, Atlanta, Georgia 30303-1740.

•	Record Date: February 27, 2015.

•	Voting: Holders of our common stock are entitled to one vote per share.
 Items of Business

	Board Vote Recommendation	Page Reference (for more information)
1. Election of eight Directors named in this proxy statement	FOR ALL	11
2. Advisory vote to approve executive compensation	FOR	58
3. Ratification of Deloitte & Touche as our independent registered public accounting firm	FOR	59
Election of Directors
The Board of Directors (the “Board”) of Cousins Properties Incorporated (“we,” “our,” “us,” the “Company,” or “Cousins”) is asking you to elect eight Directors. The table below provides summary information about the Director nominees. Seven of the nominees currently serve on the Board. One of the nominees, Robert M. Chapman, will begin serving as a Director immediately following the Annual Meeting, if elected. Our Bylaws provide for majority voting in uncontested Director elections. Therefore, a nominee will only be elected if the number of votes for the nominee’s election is greater than the number of votes cast against that nominee. For more information about the nominees, including information about the qualifications, attributes and skills of the nominees, see page 11.

Name	Age	Director Since	Primary Occupation	Independent	AC	CNGC	IC	EC
Robert M. Chapman	61	--	Chief Executive Officer of CenterPoint Properties Trust	✓	✓*		✓*
Tom G. Charlesworth	65	2009	Former Chief Investment Officer, Chief Financial Officer and General Counsel of Cousins	✓	✓FE		©	✓
Lawrence L. Gellerstedt III	58	2009	President and Chief Executive Officer of Cousins	✗				✓
Lillian C. Giornelli	54	1999	Chairman, Chief Executive Officer and Trustee of The Cousins Foundation, Inc.	✓	✓	✓
S. Taylor Glover	63	2005	Non-executive Chairman of the Board of Cousins; President and CEO, Turner Enterprises	✓				COB
James H. Hance, Jr.	70	2005	Former Vice Chairman of Bank of America Corporation	✓		©	✓	✓
Donna W. Hyland	54	2014	President and Chief Executive Officer of Children’s Healthcare of Atlanta	✓	✓FE	✓
R. Dary Stone	61	2011	President and Chief Executive Officer of R.D. Stone Interests	✓			✓
* Anticipated
AC = Audit Committee                                ✓= Committee member
CNGC = Compensation, Succession, Nominating and Governance Committee     © = Committee Chair
IC = Investment Committee                             FE = Financial Expert

EC = Executive Committee	COB = Non- executive Chairman of the Board
Advisory Vote to Approve Executive Compensation
For 2014, our “Named Executive Officers” or “NEOs” are as follows:

•	Lawrence L. Gellerstedt III – President and Chief Executive Officer;

•	Gregg D. Adzema – Executive Vice President and Chief Financial Officer;

•	John S. McColl – Executive Vice President;

•	M. Colin Connolly – Senior Vice President and Chief Investment Officer;

•	J. Thad Ellis, II -- Senior Vice President; and

•	Pamela F. Roper – Senior Vice President, General Counsel and Corporate Secretary.
2014 Key Compensation Decisions
The Compensation Committee made the following key decisions with respect to the 2014 compensation for our NEOs:

•	Base salary increases were approved for Messrs. Gellerstedt and Connolly and Ms. Roper, in line with market data and to reflect their contributions to the Company.

•
Performance goals for our annual cash incentive awards were achieved 120% of target, based on Company performance relating to funds from operations (“FFO”), increase in same property net operating income and new investments.

•
Long-term equity awards were granted to our NEOs using a mix of 60% performance conditioned restricted stock units (“RSUs”) and 40% time vested restricted stock. The performance conditioned RSUs are earned only upon meeting performance goals relating to total stockholder return (relative to the SNL US REIT Office Index) (“TSR”) and/or FFO over a three-year period from 2014 through 2016. The time vested restricted stock vests over a three-year service requirement.

 Say on Pay Results
At our 2014 annual meeting, stockholders approved our say on pay vote with approximately 97.5% of votes cast, as compared to 82% of votes cast at our 2013 annual meeting.

For more information, see page 27.
 Approve Executive Compensation
The Board is asking you to approve executive compensation on an advisory basis. Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. Stockholders have the opportunity to vote, on an advisory basis, on the compensation of our executive officers. This agenda item is often referred to as a say on pay, and it provides you the opportunity to cast a vote with respect to our 2014 executive compensation programs and policies and the compensation paid to the named executive officers as disclosed in this proxy statement.
For more information, see page 58.
Ratify the Appointment of the Independent Registered Public Accounting Firm
The Board is asking you to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015.
For more information, see page 59.

COUSINS PROPERTIES INCORPORATED
191 Peachtree Street NE, Suite 500
Atlanta, Georgia 30303-1740
2015 PROXY STATEMENT

GENERAL INFORMATION
This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our 2015 Annual Meeting of Stockholders. Our Annual Meeting will be held on Tuesday, May 5, 2015, at 11:00 a.m., local time, at 191 Peachtree Street NE, Atlanta, Georgia 30303-1740. The proxy is solicited by our Board of Directors. This proxy statement and proxy card are first being sent on March 23, 2015 to holders of our common stock.
Why am I receiving this proxy statement and proxy card?
You are receiving this proxy statement and proxy card because you owned shares of Cousins Properties Incorporated common stock on February 27, 2015, and our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at our Annual Meeting. It also gives you information on these issues so that you can make an informed decision.
What is a proxy?
It is your legal designation of another person to vote the stock you own. That other person is called a proxy. The written document in which you designate that person is called a proxy or a proxy card. Two of our Directors have been designated as proxies for the 2015 Annual Meeting of Stockholders. These Directors are S. Taylor Glover and James H. Hance, Jr.
Who is entitled to vote?
Holders of our common stock at the close of business on February 27, 2015 are entitled to receive notice of the meeting and to vote at the meeting and any postponements or adjournments of the meeting. February 27, 2015 is referred to as the record date.
To how many votes is each share of common stock entitled?
Holders of our common stock are entitled to one vote per share.
What is the difference between a stockholder of record and a stockholder who holds common stock in “street name?”
If your shares of common stock are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in “street name.”
How do I vote?
Common stockholders of record may vote:
•    over the Internet at the web address shown on your proxy card;
•    by telephone through the number shown on your proxy card;
•    by signing your proxy card and mailing it in the enclosed postage-paid envelope; or
•    by attending the Annual Meeting and voting in person.

If you hold your shares of common stock through a broker or bank, please refer to your proxy card or the information forwarded by your broker or bank to see the voting options that are available to you. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. However, if you hold your shares of common stock in street name, you must obtain a legal proxy from your broker or bank to be able to vote in person at the Annual Meeting.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	sending written notice of revocation to our Corporate Secretary at 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740;
•    submitting a subsequent proxy via Internet or telephone or executing a new proxy card with a later date; or
•    voting in person at the Annual Meeting.
Attendance at the meeting will not by itself revoke a proxy.
On what items am I voting?
You are being asked to vote on three items:

•	to elect eight Directors nominated by the Board of Directors;

•	to approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this proxy statement; and

•	to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2015.
No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.
How may I vote for the nominees for election of Directors, and how many votes must the nominees receive to be elected?
With respect to the election of Directors, you may:

•	vote FOR the eight nominees for Director;

•	vote AGAINST the eight nominees for Director;

•	vote FOR certain of the nominees for Director and vote AGAINST the remaining nominees; or

•	ABSTAIN from voting on one or more of the nominees for Director.
Our Bylaws provide for majority voting in uncontested Director elections. Under the majority voting standard, Directors are elected by a majority of the votes cast, which means that the number of shares voted for a Director must exceed the number of shares voted against that Director. Abstentions are not considered votes cast for or against the nominee under a majority voting standard, and abstentions and broker non-votes will have no effect on the outcome of the vote.
What happens if a nominee is unable to stand for election?
If a nominee is unable to stand for election, the Board may, by resolution, provide for a lesser number of Directors or designate a substitute nominee. If the Board designates a substitute nominee, shares represented by proxies voted for the nominee unable to stand for election will be voted for the substitute nominee.

How may I vote on the proposal to approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this proxy statement, and how many votes must the proposal receive to pass?
With respect to this proposal, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.
The proposal is approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.
How may I vote for the ratification of the appointment of the independent registered public accounting firm, and how many votes must the proposal receive to pass?
With respect to the proposal to ratify the independent registered public accounting firm, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.
The proposal is approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.
How does the Board of Directors recommend that I vote?
The Board recommends a vote:

•	FOR the eight Director nominees;

•	FOR the approval, on an advisory basis, of executive compensation; and

•	FOR the ratification of the independent registered public accounting firm.
What happens if I sign and return my proxy card but do not provide voting instructions?
If you return a signed card but do not provide voting instructions, your shares of common stock will be voted:

•	FOR the eight nominees for Director;

•	FOR the approval, on an advisory basis, of executive compensation; and

•	FOR the ratification of the appointment of the independent registered public accounting firm.
Will my shares be voted if I do not sign and return my proxy card, vote by phone or vote over the Internet?
If you are a common stockholder of record and you do not sign and return your proxy card, vote by phone, vote over the Internet or attend the Annual Meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.
If your shares of common stock are held in “street name” through a broker or bank and you do not provide voting instructions before the Annual Meeting, your broker or bank may vote your shares on your behalf under certain limited circumstances, in accordance with New York Stock Exchange (“NYSE”) rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” including the ratification of the appointment of our independent registered public accounting firm described in this proxy statement. Therefore, with respect to this proposal, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.
The remaining proposals – the election of directors and the advisory vote to approve executive compensation – are not considered routine matters under NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.
We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.
How many votes do you need to hold the Annual Meeting?
Shares of our common stock are counted as present at the Annual Meeting if the stockholder either is present and votes in person at the Annual Meeting or properly has submitted a proxy.
As of the record date, 220,082,610 shares of our common stock were outstanding and are entitled to vote at the Annual Meeting. Holders of a majority of the outstanding shares entitled to vote as of the record date must be represented at the Annual Meeting either in person or by proxy in order to hold the Annual Meeting and conduct business. This is called a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.
Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 5, 2015:
The proxy statement and annual report on Form 10-K are available on the
Investor Relations page of our website at www.cousinsproperties.com.

PROPOSAL 1 — ELECTION OF DIRECTORS
The Board has nominated the eight individuals named below for election at the Annual Meeting. Our Directors are elected annually to serve until the next Annual Meeting of Stockholders and until their respective successors are elected.
Seven of the Director nominees are currently members of the Board and were elected by the stockholders at the annual meeting in 2014. Robert M. Chapman is nominated for election at the Annual Meeting and will begin serving as a Director immediately following the Annual Meeting if so elected. Mr. Chapman was recommended to our Compensation, Succession, Nominating and Governance Committee (the "Nominating Committee") by our Chief Executive Officer. Each Director nominee has consented to serve as a Director if so elected at the Annual Meeting.
James D. Edwards is retiring from the Board as of the Annual Meeting. We thank Mr. Edwards for his many years of dedicated service to the Board and to our Company.
Biographical information about our nominees for Director, including business experience for at least the past five years, age, year he or she began serving as our Director and other public companies for which he or she has served on the board of directors for at least the past five years is provided below. In addition, the experience, qualifications, attributes and skills considered by our Nominating Committee and the Board in determining to nominate the Director are provided below.
Our Board of Directors recommends that you vote “FOR”
each of the nominees for Director.

Nominee	Age	Director Since	Information About Nominee
Robert M. Chapman	61	---
Since 2013, Chief Executive Officer of CenterPoint Properties Trust, a company focused on the development, acquisition and management of industrial property and transportation infrastructure. From August 1997 to November 2009, served in various positions with Duke Realty Corporation, including Chief Operating Officer from August 2007 to November 2009. From 1992 to 1997, served as Senior Vice President of RREEF Management Company. Director of Rock-Tenn Company since 2007 and Adviser to First Century Energy Holdings, Inc., since 2012.

In deciding to nominate Mr. Chapman, the Nominating Committee and the Board considered his broad managerial experience in real estate acquisitions and development, along with his track record of sound judgment and achievement, as demonstrated by his leadership positions as chief executive officer of a real estate company and his service as a director of another public company, as well as the skills that qualify him to serve on our Audit Committee. In addition, his service as a director of another public company provides him perspective and broad experience on governance issues facing public companies.

Tom G. Charlesworth	65	2009
From 2001 to 2006, Executive Vice President and Chief Investment Officer of the Company; Chief Financial Officer of the Company from 2003 to 2004; Senior Vice President, Secretary and General Counsel of the Company from 1992 to 2001. Director of CF Foundation.

In deciding to nominate Mr. Charlesworth, the Nominating Committee and the Board considered his significant knowledge about the real estate industry, especially in the Southeastern U.S., and his track record of sound judgment and achievement as demonstrated during his 15-year career with the Company, serving as our Chief Investment Officer, Chief Financial Officer and General Counsel at various times, his leadership positions in a number of significant charitable organizations, as well as his background in REIT-related financial matters that qualify him to provide strategic advice to the Company as chairman of our Investment Committee, as well as having the skills and experience that qualify him as an audit committee financial expert for our Audit Committee.

Nominee	Age	Director Since	Information About Nominee
Lawrence L. Gellerstedt III	58	2009
President and Chief Executive Officer of the Company since July 2009. From February 2009 to July 2009, President and Chief Operating Officer; from May 2008 to February 2009, Executive Vice President and Chief Development Officer of the Company; and from July 2005 to May 2008, Senior Vice President and President of the Office/Multi-Family Division of the Company. Prior to joining the Company, from June 2003 to June 2005, Mr. Gellerstedt was Chairman and Chief Executive Officer of The Gellerstedt Group, a private real estate development company, and from January 2001 to June 2003, President and Chief Operating Officer of The Integral Group, a private real estate development company. Director of the Advisory Board of SunTrust Bank of Georgia and Director of Rock-Tenn Company. Director of Alltel Corporation from 1994 to 2007.

In deciding to nominate Mr. Gellerstedt, the Nominating Committee and the Board considered his position as our Chief Executive Officer and his track record of achievement and leadership as demonstrated during a more than 30-year career in the real estate and construction industries. In addition, his service as a director of other public companies provides him perspective and broad experience on governance issues facing public companies.

Lillian C. Giornelli	54	1999
For at least five years, Chairman, Chief Executive Officer and Trustee of The Cousins Foundation, Inc. and President of CF Foundation. Director of CF Foundation, President and Trustee of Nonami Foundation and Vice Chairman of East Lake Foundation, Inc.

In deciding to nominate Ms. Giornelli, the Nominating Committee and the Board considered her significant knowledge about the real estate industry and our Company, along with her track record of sound judgment and achievement, as demonstrated by her leadership positions in a number of significant charitable foundations, as well as the skills that qualify her to serve on our Audit Committee.

S. Taylor Glover	63	2005
Chairman of the Board of the Company since July 2009. President and Chief Executive Officer of Turner Enterprises, Inc., a privately held investment and management company, since March 2002. Prior to March 2002, for at least five years, Senior Vice President of the Private Client Group of Merrill Lynch. Vice Chairman and Director of Cox Enterprises, Inc., a privately held media company. Prior to November 2012, for at least five years, a Director of CF Foundation.

In deciding to nominate Mr. Glover, the Nominating Committee and the Board considered his broad managerial experience and track record of sound judgment and achievement, as evidenced by his leadership positions as chief executive officer of an investment company and senior vice president of a financial services company, as well as the skills that qualify him to serve as our Chairman of the Board.

James H. Hance, Jr.	70	2005
Operating executive of The Carlyle Group since 2005. From 1994 through January 2005, Vice Chairman of Bank of America Corporation, a financial services holding company; Chief Financial Officer of Bank of America from 1988 to April 2004 and a Director from 1999 through January 2005. Director of Duke Energy, The Carlyle Group, Ford Motor Company and Acuity Brands. Former Director of Rayonier, Inc., EnPro Industries, Morgan Stanley and Sprint Nextel Corporation.

In deciding to nominate Mr. Hance, the Nominating Committee and the Board considered his extensive management, operational and financial expertise, as well as his track record of sound judgment and achievement, as demonstrated by leadership positions as chief financial officer and vice chairman of a global financial services company. Further, his service as a director of other public companies provides him with perspective and broad experience on governance issues facing public companies.

Nominee	Age	Director Since	Information About Nominee
Donna W. Hyland	54	2014
President and Chief Executive Officer of Children’s Healthcare of Atlanta since June 2008; Chief Operating Officer of Children’s Healthcare of Atlanta from January 2003 to May 2008; Chief Financial Officer of Children’s Healthcare of Atlanta from February 1998 to December 2002. Director of the Advisory Board of SunTrust Bank of Georgia and Director of the Advisory Board of Stone Mountain Industrial Park, Inc., a privately held real estate company.

In deciding to nominate Ms. Hyland, the Nominating Committee and Board considered her track record of sound judgment and achievement, as demonstrated by her leadership positions as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of a large, integrated health services organization and her leadership positions in a number of significant charitable organizations, as well as having the skills and experience that qualify her as an audit committee financial expert for our Audit Committee.

R. Dary Stone	61	2011
President and Chief Executive Officer of R. D. Stone Interests. From February 2003 to March 2011, Vice Chairman of the Company; from January 2002 to February 2003, President of the Company’s Texas operations; from February 2001 to January 2002, President and Chief Operating Officer of the Company. Director of the Company from 2001 to 2003. Director of Tolleson Wealth Management, Inc., a privately held wealth management firm, and Tolleson Private Bank. Regent of Baylor University (Chairman from June 2009 to June 2011). Former Director of Lone Star Bank. Former Chairman of the Texas Finance Commission.

In deciding to nominate Mr. Stone, the Nominating Committee and the Board considered his significant knowledge of the real estate industry, especially in Texas and the Southeastern U.S., and his track record of sound judgment and achievement, as demonstrated by his leadership positions in investment and banking institutions and as demonstrated during his 12-year career with the Company, serving as our President and Chief Operating Officer, our President – Texas, and most recently as our Vice Chairman.

There are no family relationships among our Directors or executive officers.
Meetings of the Board of Directors and Director Attendance at Annual Meetings
Our Board held six meetings during 2014. Each current Director attended at least 75% of the total number of meetings of the Board and any committees of which he or she was a member.
We typically schedule a Board meeting in conjunction with our Annual Meeting and expect that our Directors will attend both, absent a valid reason. Each current Director attended last year’s Annual Meeting.
Director Independence
In order to evaluate the independence of each Director, our Board has adopted a set of Director Independence Standards as part of our Corporate Governance Guidelines. The Director Independence Standards can be found on the Investor Relations page of our website at www.cousinsproperties.com.
The Board has reviewed Director independence under NYSE Rule 303A.02(a) and our Director Independence Standards. In performing this review, the Board considered all transactions and relationships between each Director and our Company, subsidiaries, affiliates, senior executives and independent registered public accounting firm, including those reported under the section “Certain Transactions.” As a result of this review, the Board affirmatively determined that seven of the eight nominees for Director are independent. The independent Directors (or nominees) are Mmes. Giornelli and Hyland and Messrs. Chapman, Charlesworth, Glover, Hance and Stone. Mr. Gellerstedt is not an independent Director because of his employment as our Chief Executive Officer. In addition, the Board affirmatively determined that Mr. Edwards, whose term will end at the Annual Meeting, is an independent Director.

Our Audit Committee, our Compensation, Succession, Nominating and Governance Committee and our Investment Committee are composed solely of independent Directors. We believe that the number of independent, experienced Directors that comprise our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our stockholders.
Executive Sessions of Independent Directors
Our independent Directors meet without management present at least two times each year. Mr. Glover, as our non-executive Chairman, is responsible for presiding at meetings of the independent Directors.
Any stockholder or interested party who wishes to communicate directly with the Chairman or the independent Directors as a group may do so by writing to: Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 500, Atlanta, GA 30303-1740, Attention: Chairman.
Committees of the Board of Directors
Our Board has four standing committees - the Audit Committee; the Compensation, Succession, Nominating and Governance Committee; the Investment Committee; and the Executive Committee. The following table shows the current members of each committee.

Director	Audit	Compensation, Succession, Nominating and Governance	Investment	Executive
Tom G. Charlesworth	✓FE		©	✓
James D. Edwards	© FE	✓		✓
Lawrence L. Gellerstedt III				✓
Lillian C. Giornelli	✓	✓
S. Taylor Glover				COB
James H. Hance, Jr.		©	✓	✓
Donna W. Hyland	✓FE	✓
R. Dary Stone			✓
✓ = current committee member                 © = committee chair
FE = Financial Expert                     COB = non-executive chairman of the board
 We anticipate that Mr. Chapman will join the Audit Committee and the Investment Committee, if elected.
Audit Committee.  The Audit Committee held six meetings during 2014. All of the members of the Audit Committee are independent within the meaning of the regulations promulgated by the Securities and Exchange Commission (“SEC”), the listing standards of the NYSE and our Director Independence Standards. All of the members of the Audit Committee are financially literate within the meaning of the SEC regulations, the listing standards of the NYSE and the Company’s Audit Committee Charter. The Board has determined that each of Ms. Hyland, Messrs. Charlesworth and Edwards is an audit committee financial expert within the meaning of the SEC regulations and that each has accounting and related financial management expertise within the meaning of the NYSE listing standards. We anticipate that, if elected, Mr. Chapman will join the Audit Committee, and the Board has also determined that Mr. Chapman is financially literate within the meaning of the SEC regulations, the listing standards of the NYSE and the Company's Audit Committee Charter.

The primary responsibilities of our Audit Committee include:

•	providing oversight of the integrity of the Company’s financial statements, the Company’s accounting and financial reporting processes and our system of internal controls;

•	deciding whether to appoint, retain or terminate our independent registered public accounting firm;

•	reviewing the independence of the independent registered public accounting firm;

•	reviewing the audit plan and results of the audit engagement with the independent registered public accounting firm;

•	reviewing the scope and results of our internal auditing procedures, risk assessment and the adequacy of our financial reporting controls;

•	considering the reasonableness of and, as appropriate, approving the independent registered public accounting firm’s audit and non-audit fees; and

•	reviewing, approving or ratifying related party transactions.
Compensation, Succession, Nominating and Governance Committee.  The Compensation, Succession, Nominating and Governance Committee held six meetings during 2014. All of the members of the Compensation, Succession, Nominating and Governance Committee are independent within the meaning of the listing standards of the NYSE, including the additional independence requirements applicable to compensation committee members, and our Director Independence Standards.
The primary responsibilities of our Compensation, Succession, Nominating and Governance Committee include:

•	overseeing the administration of the Company’s compensation programs, including setting and administering our executive compensation;

•	overseeing the administration of our incentive compensation plans and equity-based plans;

•
reviewing and approving those corporate goals and objectives that are relevant to the compensation of the CEO and the other NEOs, and evaluating the performance of the CEO and the other NEOs in light of those goals and objectives;

•
reviewing our incentive compensation arrangements to confirm that incentive compensation does not encourage excessive risk-taking, and to periodically consider the relationship between risk management and incentive compensation;

•	overseeing our management succession planning;

•	making recommendations regarding composition and size of the Board;

•
reviewing qualifications of Director candidates and the effectiveness of incumbent Directors and recommending individuals to the Board for nomination, election or appointment as members of the Board and its committees;

•	reviewing and recommending to the Board corporate governance principles and policies that should apply to the Company; and

•	making recommendations regarding non-employee Director compensation.
The Compensation, Succession, Nominating and Governance Committee retained FPL Associates ("FPL"), an independent human resources consulting firm, in 2014 to provide advice regarding executive compensation, including for our NEOs listed in the compensation tables in this proxy statement. FPL advised the Compensation, Succession, Nominating and Governance Committee with respect to compensation trends, best practices and plan design. FPL provided the Compensation, Succession, Nominating and Governance Committee with relevant market data, advice regarding the interpretation of such data and alternatives to consider when making decisions regarding executive compensation, including for our NEOs.

In early 2015, the Compensation, Succession, Nominating and Governance Committee considered the independence of FPL in light of NYSE listing standards. The Committee requested and received a letter from FPL addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Committee discussed these considerations and concluded that FPL is independent and that the work of the consultant did not raise any conflict of interest.
Investment Committee.  The Investment Committee held five meetings during 2014. All of the members of Investment Committee are independent under our Director Independence Standards.
The primary responsibilities of our Investment Committee include:

•	evaluating the Company’s overall investment strategy and underwriting criteria;

•	evaluating and recommending to the Board for approval significant investments, developments, acquisitions and dispositions;

•	reviewing with management the status of our potential future investments, developments, acquisitions and dispositions; and

•	as requested by management, reviewing and providing input on other corporate transactions, including financings, joint ventures and equity or securities offerings.
Executive Committee.  The Executive Committee may exercise all powers of the Board in the management of our business and affairs, except for those powers expressly reserved to the Board. The Executive Committee did not take any action during 2014, other than the approval of the final price for assets previously approved for sale by the full Board.
Corporate Governance
Our Board has adopted a set of Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Investor Relations page of our website at www.cousinsproperties.com. The charters of the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee are also available on the Investor Relations page of our website.
Our Board has adopted a Code of Business Conduct and Ethics (the “Ethics Code”), which applies to all officers, Directors and employees. This Ethics Code reflects our long-standing commitment to conduct our business in accordance with the highest ethical principles. Our Ethics Code is available on the Investor Relations page of our website at www.cousinsproperties.com. Copies of our Corporate Governance Guidelines, committee charters and Ethics Code are also available upon written request to Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740, Attention: Corporate Secretary.
Any stockholder or interested party who wishes to communicate directly with our Board, or with an individual member of our Board, may do so by writing to Cousins Properties Incorporated Board of Directors, c/o Corporate Secretary, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740. At each regular Board meeting, the Corporate Secretary will present a summary of any communications received since the last meeting (excluding any communications that consist of advertising, solicitations or promotions of a product or service) and will make the communications available to the Directors upon request.

Board Leadership Structure
Since July 2009, we have operated under a board leadership structure where one of our independent Directors, Mr. Glover, has served as the independent Chairman of the Board. We believe this current board leadership structure is appropriate for our Company and our stockholders.
The Chief Executive Officer is responsible for the day-to-day leadership and management of the Company, and the Chairman’s responsibility is to provide oversight, direction and leadership of the Board. As regulatory requirements cause directors to have more significant oversight responsibilities, we believe it is beneficial to have an independent Chairman who is not a member of management leading the Board. By having another Director serve as Chairman, Mr. Gellerstedt is able to focus his energy on his duties as our Chief Executive Officer.
Pursuant to our Corporate Governance Guidelines, the independent Chairman is responsible for:

•	providing leadership to the Board and facilitating communication among the Directors;

•	facilitating the flow of information between our management and Directors on a regular basis;

•	setting Board meeting agendas in consultation with the Chief Executive Officer;

•	serving as an ex-officio member of each Board committee;

•	presiding at Board meetings, Board executive sessions and stockholder meetings; and

•
providing input to the Compensation, Succession, Nominating and Governance Committee in connection with the Chief Executive Officer evaluation process, the Board’s annual self-evaluation, management succession planning and committee composition and leadership.

By clearly delineating the role of the Chairman position in our Corporate Governance Guidelines, we attempt to minimize any duplication of effort between the Chief Executive Officer and the Chairman. We believe this provides strong leadership for our Board, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our business partners, employees, stockholders and other interested parties.
Board’s Role in Risk Oversight
Our Board is responsible for overseeing our risk management. The Board delegates some of its risk oversight role to the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee.

•
Under its charter, the Audit Committee is responsible for discussing our financial risk assessment with management, as well as the oversight of our corporate compliance programs and the internal audit function.

•
Under its charter, the Compensation, Succession, Nominating and Governance Committee is responsible for reviewing the Company’s incentive compensation arrangements to confirm that incentive compensation does not encourage excessive risk taking and to periodically consider the relationship between risk management and incentive compensation.

•
Pursuant to its charter, the Investment Committee evaluates and recommends to our Board proposed investments, developments, acquisitions and dispositions, along with reviewing our overall investment strategy and underwriting criteria. Following review and recommendation by the Investment Committee, the Board is required to approve significant investments, developments, acquisitions and dispositions, and the Board and the Investment Committee consider each such transaction in the context of our overall risk profile.

In addition, our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the Board receives reports on risk management from senior officers of the Company and from the Chairmen of the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee, as well as from outside advisors. The Board believes that the work undertaken by the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee, together with the work of the full Board and management, enables the Board to effectively oversee the Company’s risk management function.

Majority Voting for Directors and Director Resignation Policy
Our Bylaws and Corporate Governance Guidelines provide for majority voting in uncontested director elections. Under the majority voting standard, directors are elected by a majority of the votes cast, which means that the number of shares voted for a director must exceed the number of shares voted against that director. Under our Corporate Governance Guidelines, if a Director fails to receive a sufficient number of votes for re-election at an annual meeting, the Director must offer to tender his or her resignation to the Board. The Board will determine whether or not to accept such resignation.
Our Bylaws provide that the Compensation, Succession, Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Compensation, Succession, Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Any Director who tenders his or her resignation in accordance with the Bylaw provision will not participate in the Compensation, Succession, Nominating and Governance Committee’s recommendation or Board action regarding whether to accept such resignation. However, if each member of the Compensation, Succession, Nominating and Governance Committee was not elected at the same election, then the independent directors who were elected will appoint a committee among themselves to consider such resignations and recommend to the Board whether to accept them. However, if the only directors who were elected in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept such resignations.
Selection of Nominees for Director
Our Directors take a critical role in guiding our strategic direction and overseeing our management. Our Board has delegated to the Compensation, Succession, Nominating and Governance Committee (referred to in this discussion as the “Nominating Committee”) the responsibility for reviewing and recommending nominees for membership on the Board. Candidates are considered based upon various criteria and must have integrity, accountability, judgment and perspective. In addition, candidates are chosen based on their leadership and business experience, as well as their ability to contribute toward governance, oversight and strategic decision-making. While we have not adopted a policy regarding diversity of our Board, the Nominating Committee considers the diversity of experience, qualifications, attributes and skills that a potential nominee would bring to the Board in identifying nominees for Director.
The Nominating Committee is responsible for recommending nominees for election to the Board at each Annual Meeting and for identifying one or more candidates to fill any vacancies that may occur on the Board. The Nominating Committee uses a variety of sources in order to identify new candidates. New candidates may be identified through recommendations from independent Directors or members of management, search firms, discussions with other persons who may know of suitable candidates to serve on the Board and stockholder recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating Committee, interviews with the Nominating Committee as a whole, one or more members of the Nominating Committee, or one or more other Board members, and discussions of the Nominating Committee and the full Board. The Nominating Committee then recommends candidates to the full Board, with the full Board selecting the candidates to be nominated for election by the stockholders or to be elected by the Board in order to fill a vacancy.
The Nominating Committee will consider Director nominees proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective nominee for consideration by the committee may do so by submitting the candidate’s name and qualifications in writing to Cousins Properties Incorporated Compensation, Succession, Nominating and Governance Committee, c/o Corporate Secretary, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740.
Management Succession Planning
The Compensation, Succession, Nominating and Governance Committee (the "Governance Committee") is responsible for the oversight of the Company's succession planning, including overseeing a process to evaluate the qualities and characteristics of an effective chief executive officer and conducting advance planning for contingencies, such as the departure, death or disability of the Chief Executive Officer or other senior members of management.

The Chief Executive Officer periodically reviews the management development and succession planning with the Governance Committee. The succession plan is also reviewed with the full Board from time to time. Potential leaders are given exposure and visibility to the Board members through formal presentations and informal events.
Board Refreshment and Board Succession Planning
Succession planning is not limited to management. We also consider the long-term make-up of our Board and how the members of our Board change over time. We aim to strike a balance between the knowledge that comes from longer-term service on the Board with the new ideas and energy that can come from adding members to the Board. We also consider the long-term needs of our Board and the expertise that is needed for our Board as our business strategy evolves and the marketplace in which we do business evolves.
We added a new independent director in 2014 and have nominated another new independent director for election at this Annual Meeting. One long-serving member of our Board is retiring as of the Annual Meeting, and one other long-serving Board member retired at last year's annual meeting. We believe the average tenure for our directors reflects the balance that the Board seeks between the different perspectives brought by long-serving directors and new directors. The following summarizes the tenure of our 2015 director nominees:
Board and Committee Evaluation Process
The Board has established a robust self-evaluation process. Our Corporate Governance Guidelines require the board annually to evaluate its own performance. In addition, each of the charters of the Audit Committee, the Governance Committee and Investment Committee require an annual performance evaluation. The Governance Committee oversees the annual self-assessment process on behalf of the Board.
Each year, all Board members and all members of the Audit, Governance and Investment Committees complete a detailed questionnaire. The questionnaire provides for qualitative ratings in key areas and also seeks subjective comments. The general counsel collects and analyzes the data and prepares a verbal report summarizing the responses. The report is provided to the Chairman of the Governance Committee, the Non-Executive Chairman of the Board and the full Board.
Hedging, Pledging and Insider Trading Policy
Our insider trading policy prohibits our employees, officers and directors from hedging their ownership of our stock, including a prohibition on short sales, buying or selling of puts and calls and purchasing our stock on margin. Our insider trading policy also prohibits our employees, officers and directors from purchasing or selling our securities while in possession of material non-public information. None of our executive officers or Directors holds any of our stock subject to pledge.

Sustainability
We have been an advocate and practitioner of energy conservation measures and sustainability initiatives for many years, and we operate our business in a manner that seeks to advance energy efficiency and sustainability practices in every area of our Company. During 2014, we conducted a comprehensive review of sustainability practices at our buildings and reaffirmed our commitment to integrating energy conservation methods and sustainability initiatives within our projects. We also recently published a report reflecting our sustainability practices, which is available on the Sustainability page of our website at www.cousinsproperties.com.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth, as of February 2, 2015 unless otherwise noted, information regarding the beneficial ownership of our common stock by:

•	our Directors;

•	our Named Executive Officers;

•	the Directors and executive officers as a group; and

•	beneficial owners of more than 5% of our outstanding common stock.

	Number of Shares of Common Stock Beneficially Owned (1)
	Restricted Stock (2)	Shares Held in Retirement Savings Plan	Options Exercisable within 60 Days (3)	Other Shares Beneficially Owned		Percent of Class (4)
Directors, Nominees for Director and Named Executive Officers
Gregg D. Adzema	36,344	—	22,436	53,133		*
Robert W. Chapman	—	—	—	—		*
Tom G. Charlesworth	—	—	21,644	1,577,632	(5)	*
M. Colin Connolly	24,783	—	—	9,024		*
James D. Edwards	—	—	24,000	1,572,282	(6)	*
J. Thad Ellis II	10,550	6,098	14,840	17,884		*
Lawrence L. Gellerstedt III	78,731	1,665	279,180	314,341	(7)	*
Lillian C. Giornelli	—	—	24,000	2,576,848	(8)	1.20%
S. Taylor Glover	—	—	37,182	445,928	(9)	*
James H. Hance, Jr.	—	—	37,182	79,112		*
Donna W. Hyland	—	—	—	6,345		*
John S. McColl	15,922	14,338	120,740	87,073	(10)	*
Pamela F. Roper	15,501	—	17,292	9,787		*
R. Dary Stone	—	—	42,309	173,807		*
Total for all Directors and executive officers as a group (15 persons)	184,479	22,101	692,563	3,873,989	(11)	2.21%
5% Holders
The Vanguard Group (12)	—	—	—	29,481,667		13.610%
Fidelity (13)	—	—	—	21,838,196		10.086%
BlackRock, Inc. (14)	—	—	—	24,172,636		11.200%
Invesco Ltd. (15)	—	—	—	18,415,347		8.500%
____________

*	Less than 1% individually
(1)
Based on information furnished by the individuals named in the table. Includes shares for which the named person has sole voting or investment power or shared voting or investment power with his or her spouse. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial economic interest. Except as stated in the notes below, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names.

(2)
Represents shares of restricted stock awarded to certain executive officers and Directors. The executive officers and Directors have the right to direct the voting of the shares of restricted stock reflected in the table.

(3)	Represents shares that may be acquired through stock options exercisable as of April 1, 2015.
(4)
Based on 216,438,712 shares of common stock issued and outstanding as of February 2, 2015, except for Schedule 13G/A filers (5% Holders), whose ownership percentages are based on shares outstanding as of December 31, 2014. Assumes that all options owned by the named individual and exercisable within 60 days are exercised. The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other named individuals are exercised.

(5)	Includes 1,532,258 shares owned by CF Foundation, of which Mr. Charlesworth is one of five board members of CF Foundation who share voting and investment power.
(6)	Includes 1,532,258 shares owned by CF Foundation, of which Mr. Edwards is one of five board members of CF Foundation who share voting and investment power.
(7)
Excludes 1,500 shares owned in trusts for the benefit of Mr. Gellerstedt’s children, of which his wife is the trustee and has sole voting and investment power, and 50 shares owned by Mr. Gellerstedt’s wife, as to which Mrs. Gellerstedt has sole voting power, and for which Mr. Gellerstedt disclaims beneficial ownership.

(8)
Includes 932 shares owned by Ms. Giornelli and her spouse, as to which Ms. Giornelli shares voting and investment power, and 60,736 shares held by Ms. Giornelli as custodian for her children. Also includes 86,496 shares owned by Nonami Foundation, Inc., of which Ms. Giornelli and her husband, as the sole trustees, share voting and investment power; 1,532,258 shares owned by CF Foundation, of which Ms. Giornelli is one of five board members of CF Foundation who share voting and investment power; and 715,938 shares owned by The Cousins Foundation, of which Ms. Giornelli is one of four trustees who share voting and investment power.

(9)
Includes 5,565 shares owned by STG Partners, LP, as to which Mr. Glover and his wife, as general partners, share voting and investment power. Does not include 5,565 shares owned by Mr. Glover’s wife, as to which Mrs. Glover has sole voting power, and for which Mr. Glover disclaims beneficial ownership.

(10)	Includes 56,207 shares owned jointly by Mr. McColl and his spouse, as to which Mr. McColl shares voting and investment power.
(11)
Includes 2,334,692 shares as to which Directors and executive officers share voting and investment power with others. Eliminates duplications in the reported number of shares arising from the fact that Mr. Charlesworth, Mr. Edwards, and Ms. Giornelli share in the voting and investment power of the 1,532,258 shares owned by CF Foundation. Does not include 7,115 shares owned by spouses and other affiliates of Directors and executive officers, as to which they disclaim beneficial ownership.

(12)
According to a Schedule 13G/A filed with the SEC on February 11, 2015, The Vanguard Group (“Vanguard”), an investment adviser, has sole voting power with respect to 601,593 shares of our common stock, shared voting power with respect to 170,986 shares of our common stock, sole dispositive power with respect to 29,006,262 shares of our common stock, and shared dispositive power with respect to 475,405 shares of our common stock. According to the Schedule 13G/A, Vanguard beneficially owned 13.61% of our common stock as of December 31, 2014. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. In addition, inclusive within such shares, and according to a Schedule 13G/A filed with the SEC on February 6, 2015, an affiliate of Vanguard, Vanguard Specialized Funds – Vanguard REIT Index Fund (“Vanguard REIT”), an investment company, has sole voting power with respect to 15,517,236 shares of our common stock. According to the Schedule 13G/A, Vanguard REIT beneficially owned 7.16% of our common stock as of December 31, 2014. The business address of Vanguard REIT is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(13)
According to a Schedule 13G filed with the SEC on January 12, 2015, FMR LLC (“Fidelity”), the parent company of Fidelity Management & Research Company, had sole voting power with respect to 7,256,625 shares of our common stock and sole dispositive power with respect to 21,838,196 shares of our common stock. According to a Schedule 13G, Edward C. Johnson, III, Chairman of Fidelity, had sole dispositive power with respect to 21,838,196 shares of our common stock,and Abigail P. Johnson, Chief Executive Officer of Fidelity, had sole dispositive power with respect to 21,838,196 shares of our common stock. According to the Schedule 13G Fidelity and Edward C. Johnson, III and Abigail P. Johnson, beneficially owned 10.086% and of our common stock as of December 31, 2014. The business address for Fidelity is 245 Summer Street, Boston, Massachusetts 02110.

(14)
According to a Schedule 13G/A filed with the SEC on January 9, 2015, BlackRock, Inc. (“BlackRock”), a parent holding company or control person, has sole voting power with respect to 23,647,970 shares of our common stock and sole dispositive power with respect to 24,172,636 shares of our common stock. According to the Schedule 13G/A, BlackRock beneficially owned 11.2% of our common stock as of December 31, 2013. The business address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(15)
According to a Schedule 13G/A filed with the SEC on February 2, 2015, Invesco Ltd. (“Invesco”) an investment adviser, had sole voting power with respect to 15,541,377 shares of our common stock and sole dispositive power with respect to 18,415,347 shares of our common stock. According to the Schedule 13G/A, Invesco beneficially owned 8.5% of our common stock as of December 31, 2014. The business address for Invesco is 1555 Peachtree Street NE Atlanta, Georgia 30303.

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis
The Compensation, Succession, Nominating and Governance Committee of our Board of Directors (also referred to in this section as the “Compensation Committee”) is responsible for establishing the underlying policies and principles of our compensation program. This Compensation Discussion and Analysis section describes our executive compensation programs for 2014 . It also describes how and why the Committee made its decisions regarding 2014 compensation for our Named Executive Officers detailed in the tables that follow. Our NEOs for 2014 are:

•	Lawrence L. Gellerstedt III – President and Chief Executive Officer;

•	Gregg D. Adzema – Executive Vice President and Chief Financial Officer;

•	John S. McColl – Executive Vice President;

•	M. Colin Connolly – Senior Vice President and Chief Investment Officer;

•	J. Thad Ellis II - Senior Vice President; and

•	Pamela F. Roper – Senior Vice President, General Counsel and Corporate Secretary.
Executive Summary
Overview of 2014 Business Performance
We had a productive 2014, with our “Funds from Operations” (or “FFO”) and our same property net operating income1 each increasing in 2014 compared to 2013. We made progress in 2014 with executing our strategy of producing returns through the acquisition, development, ownership and management of top-tier urban office assets and mixed-use developments in Sunbelt markets with particular focus on Georgia, Texas and North Carolina. In implementing this strategy, we had goals for 2014 that included simplifying our business through the sale of non-core assets, leasing vacant space and investing in opportunistic acquisitions and development projects within our core markets. We were successful in meeting these goals.
Total Stockholder Return
Our stockholders realized a 90.5% total return for the three-year period ended December 31, 2014 which exceeded both the SNL US REIT Office and the FTSE NAREIT equity index by 36.6% and 32.9%, respectively.

_____________________________________________________
[1] For the definition of FFO and same property net operating income, please see pages 29 and 30 of our Annual Report on Form 10-K for the year ended December 31, 2014 that forms part of our 2014 Annual Report and is also available at www.sec.gov or on the Investor Relations page of our website at www.cousinsproperties.com.

2014 Activities
During 2014, the Company engaged in several transactions that increased its investment in Class A office assets in its target markets through acquisition and development activities, enhanced the value of its existing assets through leasing activities, and maintained its strong balance sheet through equity and debt activities. The following is a summary of the significant 2014 activities of the Company.
Acquisition Activity

•	Purchased Fifth Third Center, a Class-A office tower in the Charlotte central business district submarket, for $215 million.

•	Purchased Northpark Town Center, a Class-A office complex in the Central Perimeter submarket of Atlanta, for $348 million.
Development Activity

•
Commenced construction of Research Park V, a Class-A office building in the Northwest submarket of Austin, Texas, which is expected to have 173,000 square feet of space with a total projected cost of $44 million.

•
Formed a joint venture to develop Victory Center, a Class-A office tower in the Uptown submarket of Dallas, Texas, which is expected to have 466,000 square feet of space. The joint venture acquired the land in 2014.

•
Substantially completed construction of Colorado Tower, a Class-A office tower in downtown Austin, Texas, containing 373,000 square feet of space. Total expected costs for the project are $126.1 million and the building is 95% leased.

•
Continued construction of the second phase of Emory Point in Atlanta, Georgia, which is expected to consist of 307 apartments and 45,000 square feet of retail space, with a total projected cost of $75.3 million. The Company expects to complete this project in the first half of 2015.

Disposition Activity

•	Sold 600 University Park Place, a 123,000 square foot office building in Birmingham, Alabama, for $19.7 million.

•	Sold Lakeshore Park Plaza, a 197,000 square foot office building in Birmingham, Alabama, for $25.0 million.

•	Sold Mahan Village, a 147,000 square foot retail property in Tallahassee, Florida, for $29.5 million.

•
Through Cousins Watkins LLC, sold four properties in Tennessee and Florida which totaled 339,000 square feet. The Company received proceeds from the venture (after debt repayment) related to this sale of $19.8 million.

•	Sold 777 Main, a 980,000 square foot office tower in Ft. Worth, Texas for $167.0 million.
Financing Activity

•	Issued 26.7 million shares of common stock in two offerings generating net proceeds of $321.9 million.

•	Redeemed all outstanding shares of Series B Cumulative Redeemable Preferred Stock for $94.8 million.

•	Recast its credit facility to, among other things, increase the size to $500 million, extend the maturity to 2019 and reduce the per annum variable interest rate spread and other fees.

•
Closed a non-recourse mortgage loan on 816 Congress with a principal balance of $85.0 million, a fixed interest rate of 3.75%, and a term of ten years. The loan requires interest only payments through November 2016.

Portfolio Activity

•	Leased or renewed 2.2 million square feet of office space.
Other Activity

•
In the first quarter of 2014, increased the quarterly common stock dividend from $0.045 per share to $0.075 per share. In the first quarter of 2015, increased the quarterly common stock dividend to $0.08 per share.

Summary of Key Compensation Decisions for 2014
The Compensation Committee made the following key decisions with respect to the 2014 compensation for our NEOs:

•	Base salary increases were approved for Messrs. Gellerstedt and Connolly and Ms. Roper, in line with market data and to reflect their contributions to the Company.

•
Performance goals for our annual cash incentive awards were achieved at 120% of target, based on Company performance relating to FFO, increase in same property net operating income and new investments.

•
Long-term equity awards were granted to our NEOs using a mix of 60% performance conditioned restricted stock units (“RSUs”) and 40% time vested restricted stock. The performance conditioned RSUs are earned only upon meeting performance goals relating to total stockholder return (relative to the SNL US REIT Office Index) and/or FFO over a three-year period for 2014 through 2016. The time vested restricted stock vests over a three-year service requirement.

Compensation and Governance Practices
We believe that our compensation program encourages executive decision-making that is aligned with the long-term interests of our stockholders by tying a significant portion of pay to Company performance over a multi-year period. Below we highlight our compensation and governance practices that support these principles.
What We Do

✓
Mitigate Undue Risk: We provide a balanced mix of cash and equity based compensation, including annual and long-term incentives which have performance metrics that we believe mitigate against excessive risk-taking by our management.

✓
Significant Portion of Equity Awards are Performance Based: In 2014, 60% of the equity awards granted to our executive officers are performance based and require that we achieve performance goals relating to FFO or TSR over a three-year period for the awards to vest.

✓
Incentive Cash Awards are Based on Achievement of Performance Goals, but Provide for Compensation Committee Discretion:  Over the last six years (2009 to 2014), payouts under our cash incentive plan have ranged from 0% to 150%, reflecting the Company's performance under the relevant goals for each year. The Compensation Committee sets performance goals under our annual incentive cash award plan that it believes are reasonable in light of past performance and market conditions. Our plan permits the Compensation Committee to exercise discretion in making final cash incentive award determinations so as to take into account changing market conditions, allowing our executive officers to focus on the long-term health of our Company rather than an "all or nothing" approach to achieving short-term goals.

✓
Cap on Incentive Awards: In 2012, we adopted a policy establishing a maximum payout of the incentive cash award that can be earned by each of the executive officers under the annual incentive cash award plan for any year at 150% of the target cash award approved by the Committee for the year. In 2014, we adopted a policy establishing 200% as the maximum percentage for performance calculation of any individual component of the incentive cash award, with 150% of the target cash award remaining the overall maximum payout that can be earned by each of the executive officers under the annual incentive cash award plan for any year.

✓
Clawback Policy: We have adopted a recoupment or “clawback” policy pursuant to which we may seek to recover incentive-based compensation from any current or former executive officer who received incentive-based compensation during the three-year period preceding the date on which we are required to restate any previously issued financial statements due to material noncompliance with any financial reporting requirement under federal securities laws.

✓
Double Trigger Change in Control Agreements: We have entered into change in control agreements with our executive officers to ensure that the executives are focused on the interests of our stockholders in the event of a potential strategic acquisition, merger or disposition. The agreements require a “double trigger,” both a change in control and a termination of employment, for the payout of benefits.

✓
No Future Tax Gross-Up Provisions in Change in Control Agreements: With the exception of Mr. Gellerstedt, who entered into his agreement in 2007, our change in control agreements with our executive officers do not include tax gross-up provisions. We have committed that we will not in the future enter into a new agreement, or materially amend any existing agreement, that includes a tax gross-up provision.

✓	Independent Compensation Consultant: The Compensation Committee determined that its compensation consultant is independent pursuant to new NYSE listing standards.
✓
Strong Share Ownership Guidelines: We have strong stock ownership guidelines for our executive officers and Directors, including a target ownership of four times annual base salary for our Chief Executive Officer.

✓	Holding Period on Restricted Stock Awards: We have adopted a policy requiring our executive officers to hold restricted stock for 24 months following vesting.
✓
Prohibition of Hedging and Pledging of Company Stock: Our insider trading policy prohibits our Directors and executive officers from engaging in any short sales with respect to our stock or buying or selling puts or calls with respect to our stock. We also prohibit our directors and executive officers from purchasing our stock on margin. None of our directors or executive officers holds any of our stock subject to pledge.

✓	Majority Voting for Director Elections: Our Bylaws provide for majority voting in uncontested Director elections.
What We Don’t Do

✗	No Employment Agreements: We do not have employment agreements with any of our executive officers. All of our executive officers are employed “at-will”.
✗
No Perquisites: We do not provide perquisites above the reporting threshold to our executive officers, other than reimbursement of relocation expenses. In 2014, we did not provide any perquisites to our executive officers above the reporting threshold.

✗
No Pension Plans, Deferred Compensation Plans or Supplemental Executive Retirement Plans: We do not provide any defined benefit pension plans, deferred compensation plans or supplemental executive retirement plans to our executive officers. Our executive officers are eligible to participate in our 401(k) plan on the same basis as all of our employees.

✗
No Dividend Equivalent Units on Unearned Performance Awards: No dividend equivalent units (“DEUs”) are paid on performance conditioned RSUs during the performance period. DEUs are paid only if the performance conditioned RSUs are earned.

Say on Pay Results
At our 2014 annual meeting, stockholders approved our say on pay vote with approximately 97.5% of votes cast, as compared to 82% of votes cast at our 2013 annual meeting.
We believe our compensation programs are effectively designed, are in alignment with the interests of our stockholders and are instrumental in achieving our business strategy. The Compensation Committee will continue to consider stockholder concerns and feedback in the future.
Compensation Philosophy and Competitive Positioning
The success of our business strategy depends significantly on the performance of our executives, requiring a more diverse skill set than if we were a passive real estate investor, allowing us to underwrite and execute on development and other investment opportunities. In assessing the compensation of our executives, including our NEOs, we consider strategies designed to attract and retain talented executives in a competitive and dynamic real estate marketplace. While keeping in mind our accountability to our stockholders, we aim to reward executives commensurate with Company and individual performance.
Our compensation philosophy has a foundation in two key principles:

•
To position our NEOs’ cash and equity-based compensation to be within a competitive range (e.g., +/-10% for base salary, +/-15% for total cash compensation and +/-20% for total direct compensation) of the average compensation paid by the 50th percentile of our peer group (described below under “Market Data”) for similarly situated positions; and

•	To provide a meaningful portion of total compensation via equity-based awards, including awards that are earned only if certain future Company performance measures are satisfied.
Providing compensation levels within a competitive range of the 50th percentile allows us to be competitive in finding and retaining the top talent we need to execute our business strategy. Based on an analysis prepared in November 2013 by the independent compensation consultant, the 2014 target total direct compensation for our NEOs (calculated as base salary plus actual annual incentive cash awards plus grant date target value of long-term incentive awards) was generally at or below the 50th percentile. For Mr. Gellerstedt, his 2014 target total direct compensation was below the 25th percentile, and for Mr. Connolly and Ms. Roper, their respective target total direct compensation was below the 35th percentile, in each case when compared to the NAREIT total sample data.
Compensation Review Process
Market Data
The Compensation Committee evaluates NEO compensation by reviewing available competitive data, representing organizations of varying sizes (measured by market capitalization) and varying operating strategies. For purposes of making decisions regarding 2014 compensation, the Compensation Committee engaged Towers Watson, its independent compensation consultant in 2013, to compile data from two sources: (1) the 2013 National Association of Real Estate Investment Trusts (“NAREIT”) survey and (2) the 2012 Mercer Real Estate Survey. Although our new compensation consultant, FPL Associates, conducts the NAREIT compensation survey, we do not have input regarding the companies included in the NAREIT or Mercer surveys. The data was presented to the Compensation Committee at its meeting on December 9, 2013.
The NAREIT survey collects compensation information for executive and non-executive positions exclusively for REITs. For 2014 compensation, the NAREIT survey was used to provide the Compensation Committee with a broad view of the competitive labor market. The Compensation Committee determined that the total sample of participating REITs (i.e., 110 companies in the 2013 survey) presented the most comprehensive and reliable perspective of the competitive market for those decisions. The Compensation Committee also used a survey conducted by Mercer Consulting, which included data on 25 organizations in the real estate development industry. The Mercer survey included companies that are not REITs, as well as privately held companies.
The Compensation Committee considered data from each survey for decisions regarding 2014 compensation of our NEOs, but the primary data reference was the total sample of all companies in the NAREIT survey for Messrs. Gellerstedt, Adzema, Connolly and Ellis and Ms. Roper and the Mercer survey for Mr. McColl.

Peer Group
In 2014, the Compensation Committee engaged FPL Associates as its compensation consultant. With assistance from FPL, the Compensation Committee undertook a comprehensive review to develop an appropriate peer group of companies to review with the goal of evaluating the competitiveness of the Company's executive compensation program. The peer group was selected based on various criteria considered by the Compensation Committee, including industry (public REITs, and where appropriate, office-focused REITs), size (defined by equity market capitalization) and portfolio scale (defined by number of properties and/or total square footage). As a result of this peer group review and evaluation, while being mindful of best practices for selecting a peer set, the Compensation Committee selected the new peer group shown below, which was was utilized in the benchmarking review conducted in 2014 for executive compensation decisions made by the Committee for the 2015 performance period.
The peer group recommended by the compensation consultant and approved by the Compensation Committee consists of 16 public real estate companies that focus on a variety of asset classes, including (where practical) those having an office component and those that are similar in size to us in terms of equity market capitalization (market value of common and preferred stock and partnership units convertible into stock). This peer group was used because public real estate companies of the same size have similar characteristics to our company with respect to the demands and complexity of managing a similar portfolio, a significant development and acquisition pipeline and extensive capital market activities. The companies were selected so that our equity market capitalization approximates the median. AS of the time the study was conducts (middle of November 2014), this peer group had equity market capitalization ranging from approximately $1.9 billion to $4.4 billion. Our equity market capitalization of approximately $2.7 billion ranked slightly below the marked median (43rd percentile). This new Peer Group is comprised of the following companies:

●	American Assets Trust, Inc.	●	Kite Realty Group Trust
●	DCT Industrial Trust, Inc.	●	LaSalle Hotel Properties
●	DuPont Fabros Technology, Inc.	●	Parkway Properties, Inc.
●	EastGroup Properties, Inc.	●	Pebblebrook Hotel Trust
●	First Industrial Realty Trust, Inc.	●	Post Properties, Inc.
●	Highwoods Properties, Inc.	●	Sovran Self-Storage, Inc.
●	Home Properties, Inc.	●	Tanger Factory Outlet Centers, Inc.
●	Hudson Pacific Properties, Inc.	●	Weingarten Realty Investors

Role of Management and Compensation Consultants
The Compensation Committee evaluates Company and individual performance when making compensation decisions with respect to our NEOs. In making decisions regarding NEO compensation, the Compensation Committee considers recommendations from our CEO with respect to the performance and contributions of each of the other NEOs, but retains the right to act in its sole and absolute discretion.
Representatives of the Compensation Committee’s independent compensation consultant will from time to time attend Compensation Committee meetings and provide guidance regarding interpreting the competitive compensation data and trends in the marketplace. For a discussion about the independent compensation consultant and the Committee’s independence assessment, see “Committees of the Board of Directors – Compensation, Succession, Nominating and Governance Committee” on page 15.

Components of Compensation
The total compensation opportunity for our NEOs in 2014 incorporated three primary components: base salary, annual incentive cash award and a long-term incentive (or “LTI”) equity award. We have continued to enhance our compensation practices to further strengthen the alignment between pay and performance. As discussed in detail below, the performance conditioned components of our long-term incentive compensation program have increased over the last few years, with particular emphasis on the portion of the equity awards including a TSR performance goal. To maximize alignment with shareholder interests, we tie a significant portion of our executives’ compensation (other than base salary) to our actual performance by delivering it in the form of long-term, equity-based compensation.
For our CEO, the mix of total direct compensation for 2014 is illustrated by the following chart:

Base Salary
The Compensation Committee makes base salary decisions based on the individual’s scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of the market data discussed previously. The Compensation Committee reviewed base salaries of our NEOs for 2014 at its meeting on December 9, 2013. The base salaries for Messrs. Adzema, McColl and Ellis were not increased for 2014. With respect to Mr. Gellerstedt, the Compensation Committee increased his base salary from $600,000 in 2013 to $650,000 in 2014, to be more competitive with the market data and to reflect his contributions to the Company. With respect to Mr. Connolly, the Compensation Committee increased his base salary from $250,000 in 2013 to $325,000 in 2014, to be more competitive with the market data and to reflect his contributions to the Company. With respect to Ms. Roper, the Compensation Committee increased her base salary from $260,000 in 2013 to $300,000 in 2014, to be more competitive with the market data and to reflect her contributions to the Company.
Annual Incentive Cash Award
Our NEOs have an opportunity to earn an annual incentive cash award designed to reward annual corporate performance. Each year the Compensation Committee establishes a target annual incentive cash award opportunity for each of our NEOs following a review of their individual scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of the market data discussed previously. The targeted annual incentive cash award opportunity and the performance goals set by the Compensation Committee (discussed below) are communicated to the NEOs at the beginning of each year.
In determining the actual annual incentive cash award paid to an executive officer, the Compensation Committee initially considers performance against the pre-established performance goals. The Compensation Committee, in exercising its judgment and discretion to adjust an award up or down, then considers all facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions of the executives, in making final award determinations.
During the period from 2009 to 2014, the Compensation Committee granted annual cash incentive awards as follows:
Annual incentive cash award payout capped at 150%.
2014 Target Opportunity
The Compensation Committee established target annual incentive cash awards for our NEOs for 2014 at its meeting on December 8, 2013. As compared to 2013, no adjustment was made to the targeted percentage of base salary for Messrs. Gellerstedt, Adzema, McColl and Ellis. With respect to Mr. Connolly, the Compensation Committee increased his targeted percentage of base salary from 60% in 2013 to 75% in 2014, to be more competitive with the market data and to reflect his contributions to the Company. With respect to Ms. Roper, the Compensation Committee increased her targeted percentage of base salary from 55% in 2013 to 60% in 2014, to be more competitive with the market data and to reflect her contributions to the Company.
2014 Performance Goals
The Compensation Committee, at its February 10, 2014 meeting, approved performance goals for the 2014 annual incentive cash award following a review of our annual business plan and budget for the year. The Compensation

Committee assigned each goal a weight of relative importance. The annual incentive cash award performance goals for 2014 were as follows:

1.
Funds from Operations. The Compensation Committee believes that FFO is an appropriate measure of corporate performance when it is properly adjusted for activities related to our investment and capital recycling strategies. The FFO goal for 2014 was $0.75 per share, weighted at 40% of the overall goals.

2.
Same Property Net Operating Income. We believe that changes in same property net operating income are an appropriate measure of corporate performance. For 2014, the Compensation Committee established a goal for us to increase the net operating income generated from our same property portfolio by 3.9%, weighted at 40% of the overall goals.

3.
New Investments. One of our key strategies for 2014 was to make new investments, both developments and acquisitions. Consistent with this strategy, the Compensation Committee established a goal for 2014 that the Company invest $273,000,000 in new investments. The new investments goal was weighted at 20% of the overall goals.

The Compensation Committee approves only a target goal for each measure. Payouts are capped at 150% of target. The Compensation Committee believes that the performance goals were aggressive and the weighting of each performance goal for the 2014 annual incentive cash awards was appropriate given our business strategy, historic performance and the current real estate market. The Compensation Committee retains the discretion to make adjustments in determining our performance against the goals to the extent it believes the adjustment is appropriate and in the best interests of the Company.
2014 Performance Against Goals
The Compensation Committee, at its meeting on February 2, 2015, evaluated the Company’s actual performance against the 2014 goals and determined that we had achieved 125.0% of the overall goals, on a weighted basis, as more particularly described below:

1.
Funds from Operations. The Compensation Committee determined that we achieved adjusted FFO at an amount equal to 108.9% of our FFO goal. In reviewing our performance, the Compensation Committee exercised its discretion to adjust FFO by excluding gains realized in 2014 for the sale of assets in our residential and commercial land portfolio for which impairment losses were recorded in the fourth quarter of 2011. The Committee also exercised its discretion to exclude gains realized from the sale of the Third Party Client Services business, which was sold in 2012 but resulted in a portion of the sales proceeds being realized in 2014, and to include non general and administrative charges related to the redemption of the Company’s Series B Cumulative Redeemable Preferred Stock. The Committee had previously determined that when it evaluates performance against FFO goals, any gains ultimately realized on the sale of the impaired assets or on the sale of the Third Party Client Services business will be excluded from FFO.

2.	Same Property Net Operating Income. The Compensation Committee determined that we had achieved 92.9% of our goal for 2014 related to increase in same property net operating income.

3.	New Investments. The Compensation Committee determined that we achieved 221.6% of our goal related to new investments for 2014.
Our actual performance against the 2014 goals are also reflected in the chart below, with the "Resulting Payout (After Cap)" column depicting the application of the cap of 200% on each individual component of the annual incentive target cash award:
At its December 2012 meeting, the Compensation Committee adopted a policy establishing a maximum payout of the incentive cash award that can be earned by each of the executive officers under the annual incentive cash award plan for any year at 150% of the target cash award. At its January 2014 meeting, the Compensation Committee adopted a policy establishing a cap of 200% on each individual component of the annual incentive target cash award, while retaining the overall maximum payout of 150% of the target cash award. This limitation was applied to the 2014 actual award for each executive officer other than Mr. Connolly. With respect to Mr. Connolly, whose compensation for 2014 was below market, the Compensation Committee determined that, as a reflection of Mr. Connolly’s extraordinary efforts with respect to the acquisition of Fifth Third Center and NorthPark, along with his efforts in connection with the disposition of 777 Main and other assets within our portfolio, a 120% payout would result in Mr. Connolly receiving an annual cash incentive award for 2014 that would be inequitable for his position and efforts. Accordingly, the Compensation Committee determined that Mr. Connolly would be paid an annual incentive award for the 2014 performance period which is equal to 150% of the target the Compensation Committee had approved for him for the 2014 performance period (which brings Mr. Connolly closer to the 50th percentile). The actual annual incentive cash award for the 2014 performance period for each NEO is set forth in the table below and is reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table:

	2014 Target % of Base Salary	Target Opportunity	2014 Actual Award
Lawrence L. Gellerstedt III	125%	$812,500	$975,000
Gregg D. Adzema	95%	$370,500	$444,600
John S. McColl	85%	$290,235	$348,282
M. Colin Connolly	75%	$243,750	$365,625
J. Thad Ellis II	65%	$191,214	$229,457
Pamela F. Roper	60%	$180,000	$216,000

2015 Performance Goals
The Compensation Committee, at its February 10, 2015 meeting, approved performance goals for the 2015 annual incentive cash award following a review of our annual business plan and budget for the year. In approving the performance goals for the 2015 annual incentive cash award, the Compensation Committee reaffirmed two of the three components which were utilized in the 2014 performance period, eliminated the new investments component, reintroduced the gross rentable square footage leasing component, and introduced a gross leasing component that reflects the economic quality of the leasing efforts. In addition, the Compensation Committee adjusted the assignment of weights of relative importance. The Compensation Committee considers the 2015 target amounts for each component to be aggressive and appropriate given our business strategy, historic performance and the current real estate market. The annual incentive cash award performance goal components and relative weighting for 2015 are as follows:
Long-Term Incentive Equity Awards
Our LTI program is intended to provide incentives to our executives for the creation of value and the corresponding growth of our stock price over time. The ultimate goal of equity-based compensation is to encourage our executive officers to act as equity owners. We believe equity-based compensation plays an essential role in retaining and motivating our NEOs by providing incentives that are linked to our long-term success and increasing stockholder value. The Compensation Committee believes that our equity-based long-term compensation program should provide an appropriate balance between performance incentive and retention awards.
For more information, see “Evolution of Composition of Equity Awards” on page 36.
2014 LTI Awards
In 2014, the Compensation Committee granted time vested restricted stock (40% of the overall award) and performance conditioned RSUs (60% of the overall award) to the NEOs under our LTI program.
The Compensation Committee, at its January 30, 2014 meeting, granted LTI awards (the “2014 LTI Awards”) to each of our NEOs with a target grant date dollar value determined following a review of the individual’s scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of the market data discussed previously. The Compensation Committee utilizes a dollar amount as the target value of each NEO’s LTI award, rather than a number of shares or RSUs, so as to mitigate the impact of stock price volatility and permit our equity-based compensation to be budgeted with greater accuracy. The 2014 target LTI award values, as compared to 2013 target LTI award values, were not increased for Messrs. Gellerstedt, McColl or Ellis. The 2014 target LTI award values were increased for Messrs. Adzema and Connolly and Ms. Roper.

The 2014 LTI Awards were comprised of a mix of 40% time vested restricted stock, 42% performance conditioned RSUs subject to a TSR condition, and 18% performance conditioned RSUs subject to achievement of an FFO condition. For the performance conditioned RSUs, the measurement period is three years.
The 2014 LTI Awards granted on January 30, 2014 by the Compensation Committee to our NEOs are set forth in the table below.

	Target LTI Award Value	Number of Restricted Shares Granted (1)	Number of Performance (TSR) RSUs Granted (2)	Number of Performance (FFO) RSUs Granted (3)
Lawrence L. Gellerstedt III	$800,000	30,710	26,646	13,820
Gregg D. Adzema	$450,000	17,274	14,988	7,774
John S. McColl	$208,271	7,995	6,937	3,598
M. Colin Connolly	$350,000	13,436	11,657	6,046
J. Thad Ellis II	$138,000	5,298	4,596	2,384
Pamela F. Roper	$120,000	4,607	3,997	2,073
(1)    40% of award valued at $ 10.42 per share.
(2)    42% of award valued at $ 12.61 per unit.
(3)    18% of award valued at $ 10.42 per unit.
When the price of our common stock is needed for a valuation, we use our average stock price over a 30-calendar day period ending on the applicable date. The number of restricted shares and FFO RSUs granted to each NEO was determined using our average stock price over a 30-calendar day period ending on January 17, 2014. The number of TSR RSUs granted to each NEO was determined using a Monte Carlo valuation. The value of the awards for purposes of determining the number of TSR Performance conditioned RSUs was determined as of January 17, 2014. The actual grant to an NEO for each component of the 2014 LTI Award was rounded to the nearest whole unit. The grant date fair value for financial reporting purposes for the 2014 LTI Awards is set forth in the "Stock Awards" column of the Summary Compensation Table and was determined in accordance with applicable accounting rules, and differs from the target value shown above.
2014 Performance Conditioned RSUs
The performance conditioned RSUs granted in 2014 (the “2014 Performance conditioned RSUs”) require a total shareholder return goal and/or achievement of an FFO goal to have value. These awards “cliff” vest on the third anniversary of the grant date, but are payable only if the performance conditions are met and if the holder has been continuously employed through such date. The terms of the 2014 Performance conditioned RSUs are summarized as follows:

•
42% of the target value of the 2014 LTI Awards are comprised of performance conditioned RSUs which are subject to a condition based upon the total stockholder return (“TSR”) of our common stock over the three-year period beginning January 1, 2014 through December 31, 2016 relative to the TSR of the companies in the SNL US REIT Office Index as of January 2, 2014 (the “2014 LTI Peer Group”). This goal is evaluated on a sliding scale. TSR below the 25th percentile of the 2014 LTI Peer Group would result in no payout, TSR at the 25th percentile would result in 35% payout, TSR at the 50th percentile would result in 100% payout, and TSR at or above the 75th percentile would result in 200% payout. Payouts are prorated between these stated levels, subject to the 200% maximum.

•
18% of the target value of the 2014 LTI Awards are comprised of performance conditioned RSUs which are subject to a condition that our FFO per share during the period beginning January 1, 2014 through December 31, 2016, is at least equal to a defined dollar amount per common share (the “FFO Target”). This goal is evaluated on a sliding scale. If FFO per share is less than 60% of the FFO Target, then there would be no payout. If FFO per share is equal to 100% of the FFO Target, then the payout would be 100%. If FFO per share is 140% or greater of the FFO Target, then the payout would be 200%. Payouts would be prorated between these stated levels, subject to the 200% maximum. The Compensation Committee considers the FFO Target to be aggressive and appropriate given our business strategy, historic performance and the current real estate market.

The Compensation Committee retains the discretion to make adjustments to our performance in determining whether the vesting conditions are achieved under the 2014 Performance conditioned RSU awards. At its meeting on January 30, 2014, the Compensation Committee determined that for purposes of the FFO Target, it would adjust FFO to exclude the gains on the previously impaired assets recorded by the Company in the fourth quarter of 2011 with respect to our residential and commercial land, along with gains recorded by the Company in connection with the sale of the third party management and leasing business. The Compensation Committee had previously determined that when it evaluates performance against the FFO Target, any gains ultimately realized on the sale of these impaired assets or the sale of the third party management and leasing business will be excluded from FFO.
Dividend equivalents are not paid on performance conditioned RSUs prior to full vesting. Upon satisfaction of the vesting conditions, dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock during the performance period are determined and paid on a cumulative, reinvested basis over the term of the award, at the time the award vests and based on the number of shares that are earned. For example, if the payout of a performance conditioned RSU at vesting equaled 100% of target, the payout would include dividend equivalents on shares at 100% of target on a reinvested basis over the three-year performance period.
LTI Grant Practices
We typically grant LTI awards to key employees at a regularly scheduled meeting of the Compensation Committee, which has been in January or February in each of the last four years. We do not have any program, plan or practice that coordinates the grant of equity awards with the release of material information. The Compensation Committee views LTI as an essential component of annual compensation of our NEOs and, as a result, the Committee does not consider prior grants when making current year determinations.
Evolution in Composition of Equity Awards
In furtherance of its goal to tie pay to performance and to ensure the long term goals of retention and motivation, the Compensation Committee reviews the components and composition of the long term incentive equity awards that it grants. During the period from 2009 to 2015, the composition of equity awards granted has moved from stock options and time vested RSUs to a mix that is 60% comprised of performance conditioned RSUs, with no stock options. In addition, the TSR performance component also increased during such period, from 0% of the award to 42% of the award.
Restricted Stock
Time vested full value awards, such as restricted stock, are used primarily as a retention tool. While time vested full value equity awards do not reward stock price growth to the same extent as performance conditioned awards or stock options, the Compensation Committee believes that full value awards are an effective compensation tool because the current value of the award is more visible to the executive. Additionally, full value awards create an interest that encourages executives to think and act like stockholders and serve as a competitive retention vehicle. The restricted stock granted in 2014 vests ratably over three years provided that the holder is continuously employed with us through each anniversary date. The restricted stock is granted under our 2009 Incentive Stock Plan. Holders of restricted stock generally receive all regular and special dividends declared with respect to our common stock.
Restricted Stock Units
The Compensation Committee awards RSUs as a component of LTI after considering levels of stockholder dilution. Unlike grants of restricted stock, RSU awards do not result in additional dilution to existing stockholders. An RSU is a bookkeeping unit that is essentially the economic equivalent of one share of restricted stock, the difference being that upon vesting the RSU is settled in cash, paying an amount equal to the 30-calendar day average closing price of our common stock for the period ending on the valuation date. The RSUs are granted under our 2005 Restricted Stock Unit Plan.
Upon retirement of a participant, including an NEO, RSUs are potentially subject to accelerated vesting if the participant satisfies the “Rule of 65.” In the case of performance conditioned RSUs, upon the retirement of a participant who satisfies the Rule of 65, the requirement of continued employment is waived but not the performance condition.
The Compensation Committee did not adopt the Rule of 65 for restricted stock awards because it would result in adverse tax consequences to the recipient.
Other Compensation Items
LTI Awards Granted in 2011
At its meeting on February 14, 2011, the Compensation Committee granted a special award to Mr. Adzema, comprised of 29,411 shares of restricted stock, which vested in full on the third anniversary of the grant date (February 14, 2014) and were conditioned upon Mr. Adzema's continuous employment through such date. This award was granted primarily as a retention tool, and the Compensation Committee viewed the grant as being appropriate in light of Mr. Adzema having joined the Company in November 2010, and therefore, not having had the opportunity to establish significant holdings of Company stock.
At its meeting on September 14, 2011, the Compensation Committee granted special awards to Messrs. Adzema and Connolly, which were comprised of 36,845 RSUs awarded to Mr. Adzema and 20,000 RSUs awarded to Mr. Connolly. These RSUs vested in full on the third anniversary of the grant date (September 14, 2014) and were conditioned upon the recipient's continuous employment through such date. These awards were granted primarily as retention tools, and the Compensation Committee viewed the grants as being appropriate in light of the short tenures of each recipient, with Mr. Connolly having joined the Company in May 2011.
The value of these awards is reflected in the Option Exercises and Stock Vested in 2014 Table.
LTI Awards Granted in 2012
At its meeting on February 2, 2015, the Compensation Committee evaluated the potential payout under the LTI Awards granted in 2011. The performance conditioned RSUs were subject to performance goals relating to TSR (70% of the RSU award) and FFO (30% of the RSU award). With respect to the TSR component, the target performance over the period from January 1, 2012 to December 31, 2014 (the "2012 LTI Performance Period") was targeted at the 50th percentile relative to the companies in the SNL Financial US Office REIT Index as of January 1, 2012 which remain publicly traded on an established exchange for the entire performance period (the “2012 LTI Peer Group”).
This component of the LTI awards is evaluated on a sliding scale. TSR below the 25th percentile of the 2012 LTI Peer Group would result in no payout, TSR at the 25th percentile would result in 35% payout, TSR at the 50th percentile would result in 100% payout, and TSR at or above the 75th percentile would result in 200% payout. Payouts are mathematically interpolated between these stated levels, subject to a 200% maximum. At its meeting on February 2, 2015, the Compensation Committee determined that our TSR for the 2012 LTI Performance Period was at the 79th percentile, relative to the companies in the 2012 LTI Peer Group, and that the mathematical interpolation resulted in 200% of the TSR component of these RSUs being payable.

With respect to the FFO component, the target performance required that we achieve aggregate FFO for the three calendar years during the 2012 LTI Performance Period of $1.40 per common share (the “FFO Target”). This component of the LTI awards is also evaluated on a sliding scale. If FFO per share is less than 60% of the FFO Target, then there would be no payout. If FFO per share is equal to 100% of the FFO Target, then the payout would be 100%. If FFO per share is 140% or greater of the FFO Target, then the payout would be 200%. Payouts would be prorated between these stated levels, subject to the 200% maximum. At its meeting on February 2, 2015, the Compensation Committee determined that the aggregate FFO per share achieved for the 2012 LTI Performance Period was $1.91, which corresponded to 136% of the target and which resulted in an interpolated payout at 190% of target for this component. Taken together, payout for the two components combined was 197% of target, as reflected in the following chart:
Because the payout for the 2012 performance conditioned LTI awards occurred in 2015, these awards will be reflected in the Option Exercises and Stock Vested table in next year’s proxy statement.
Benefits and Perquisites
We provide health, life and disability insurance benefits to all of our employees. Our NEOs are eligible to participate on the same basis as all other employees. We maintain a 401(k)/retirement savings plan (“Retirement Savings Plan”) for all eligible employees, including our NEOs. We provide a “match” for all employee contributions to the Retirement Savings Plan up to 3% of eligible compensation, and we expect this program to continue in the future.
We do not have a pension plan or deferred compensation program for any of our employees, including our NEOs. Rather, we focus on providing short and long-term cash compensation and long-term equity-based awards in amounts necessary to retain our NEOs and to allow them to provide for their own retirement.
In 2014, we did not provide any perquisites to our NEOs above the reporting threshold.
Our NEOs are eligible for benefits under change in control agreements only in certain “double trigger” circumstances. These agreements are discussed below under “Severance Policy, Retirement and Change in Control Agreements.”
Incentive Based Compensation Recoupment or “Clawback” Policy
Our Board of Directors has adopted an incentive-based compensation recoupment policy (the “Recoupment Policy”, also sometimes commonly referred to as a “clawback” policy). Pursuant to the Recoupment Policy, if the Company is required to restate any previously issued financial statements due to the Company’s material noncompliance (as determined by the Company) with any financial reporting requirement under the federal securities laws, the Company will seek to recover incentive-based compensation from any current or former executive officer of the Company who received incentive-based compensation from the Company during the three-year period preceding the date on which the Company is required to prepare an accounting restatement. The amount to be recovered from the executive officer will be based on the excess, if any, of the incentive-based compensation paid to the executive officer based on the erroneous data over the incentive-based compensation that would have been paid to the executive officer if the financial accounting statements had been as presented in the restatement. The definition of “executive officer” and “incentive-based compensation,” the date on which the Company is required to prepare an accounting restatement, the amount to be recovered and any other interpretation of the policy shall be determined by the Compensation Committee acting in its sole discretion. The Board of Directors may amend the Recoupment Policy from time to time in its discretion and as it deems necessary or appropriate to reflect applicable regulations of the SEC, any rules or standards adopted by a national securities exchange, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision and any changes in applicable law.
Stock Ownership Guidelines and Stock Holding Period
Our Corporate Governance Guidelines include stock ownership guidelines for our executive officers and Directors. With respect to our executive officers, the guidelines require ownership of our stock within five years of becoming an executive officer or from promotion to a new executive office, with a value equal to the following multiple of his or her base salary:

Executive Officer Title	Multiple
CEO	4x
President (if not also CEO)	3x
Executive Vice Presidents	2x
Other executive officers	1x
In addition, each of our Directors is required to own stock with a value equal to three times the annual cash retainer for Directors, or $150,000. Directors generally must accumulate the required ownership within three years of joining the Board. As of February 2, 2015, each of our Directors and executive officers satisfied the stock ownership guidelines (taking into account any period permitted to satisfy the guidelines, where applicable).
The guidelines are consistent with our belief that our executive officers’ and Directors’ interests should be aligned with those of our stockholders and our expectation that executive officers and Directors maintain a significant level of investment in our Company. The Chairman of the Compensation Committee may approve exceptions to the guidelines from time to time as he or she deems appropriate. With respect to both executive officers and Directors, the following count toward the stock ownership requirements:

•	shares purchased on the open market;

•	shares owned outright by the officer, or by members of his or her immediate family residing in the same household, whether held individually or jointly;

•	restricted stock and RSUs received pursuant to our LTI plans, whether or not vested; and

•	shares held in trust for the benefit of the officer or his or her immediate family, or by a family limited partnership or other similar arrangement.
Under our Corporate Governance Guidelines, our executive officers are required to hold 50% of the after tax number of shares of restricted stock granted under our compensation plans following vesting. In 2012, we increased the required holding period from eight to 24 months after vesting.
Severance Policy, Retirement and Change in Control Agreements
We have several arrangements that would provide for the payment of benefits in the event of a termination of one of our NEOs or a change in control of our company.

General Severance Benefit for All Employees
We provide a general severance benefit to all employees, including our NEOs, following termination of employment by us other than for “cause.” In general, the severance benefit payable is an amount equal to the employee’s weekly pay times the sum of (i) the number of his or her years of service or, alternatively, in the context of certain reductions in force as designated by us, the years of service multiplied by 1.5, plus (ii) four.
Equity Plans
The 1999 Incentive Stock Plan (as amended, the “1999 Plan”), the 2009 Incentive Stock Plan (the “2009 Plan”) and the 2005 Restricted Stock Unit Plan (as amended, the “RSU Plan”) generally provide for accelerated vesting of awards upon a “change in control” if the plan is not continued or assumed. Under the 2009 Plan and the RSU Plan, even if one or both of these plans are continued or assumed, the awards vest if the employee is terminated or resigns for good reason within two years of the change in control. In contrast, for grants under our 1999 Plan and grants under the RSU Plan prior to its amendment in 2009, if either plan is continued or assumed after the change in control, accelerated vesting occurs in the event a participant’s employment is terminated for any reason (including voluntary resignation) during the two-year period following the change in control. With respect to performance conditioned RSUs, if accelerated vesting occurs as a result of a change in control, then the payout amount is at the target award amount. Our NEOs participate in the 1999 Plan, the 2009 Plan and the RSU Plan on the same terms as our other key employees. The Compensation Committee believes that the accelerated vesting of outstanding equity awards following a change in control is a customary and reasonable component of an equity incentive program.
In general, an employee will forfeit any unvested LTI grants upon termination of employment for any reason other than following a change in control. However, stock options and RSUs, other than performance conditioned RSUs, vest upon retirement of the employee if the employee is at least 60 years of age and the sum of the employee’s whole years of age plus whole years of service equals at least 65 (collectively, the “Rule of 65”). The Compensation Committee adopted the Rule of 65 to provide a further incentive for long-term employment, as well as to recognize that options and RSUs are part of annual compensation and, if an employee retires after satisfying certain age and service requirements, then he or she should get the benefit of outstanding options and RSUs. With respect to performance conditioned RSUs, the Rule of 65 applies to waive any continuing service requirement but does not waive any performance condition. Also, the Compensation Committee did not adopt the Rule of 65 for restricted stock awards because it would result in adverse tax consequences to the recipient.
Change in Control Agreements
Each of our NEOs is a party to a Change in Control Severance Agreement (the “Change in Control Agreement”), which provides the NEOs with benefits in the event that his employment is terminated under certain circumstances following a change in control, often referred to as a “double trigger.” These agreements have been in place since 2007 for those employees who were executive officers at that time. The Compensation Committee believes that the cash severance and other benefits provided under the Change in Control Agreement are customary and reasonable components of our compensation program that keep our NEOs focused on the interests of the stockholders in the event of a potential strategic transaction.
In 2010, the Compensation Committee approved a new form of Change in Control Agreement that does not include a tax gross-up provision, but is otherwise identical to the previous form of agreement. This new form was used for Messrs. Adzema, McColl, Connolly and Ellis and Ms. Roper. Only Mr. Gellerstedt is party to the previous form of agreement that includes the tax gross-up. We have committed that in the future we will not enter into, or materially amend, Change in Control Agreements that include tax gross-up provisions.
Tax Implications of Executive Compensation
Since we operate as a real estate investment trust under the Code and we intend to distribute all of our taxable income each year so that we do not pay any Federal income tax, the majority of the impact of the limitation under Section 162(m), if any, is a larger dividend distribution to our stockholders to the extent of the denied deduction for compensation paid. For 2014, Section 162(m) of the Code did not limit our aggregate deductions for compensation paid to certain executive officers. However, from time to time, our deductions have been limited by Code Section 162(m) primarily because certain elements of our compensation program generally do not qualify as paid under a predetermined objective performance plan meeting applicable requirements, and, in addition, we historically have not met other exceptions that would permit a deduction. The exception to this treatment is compensation resulting from the exercise of stock options, which qualify for a deduction. While we are mindful of the impact of the deduction limitation, we feel that our NEO compensation is structured in an appropriate manner. In light of our current pay levels and practices applicable to NEOs, we do not believe that the tax deduction limitation of Section 162(m) in the aggregate has a material impact on our financial results.
Committee Report on Compensation
The Compensation, Succession, Nominating and Governance Committee is responsible for, among other things, setting and administering the policies that govern executive compensation, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation, Succession, Nominating and Governance Committee has reviewed the Compensation Discussion and Analysis herein and discussed it with management. Based on the review and the discussions with management, the Compensation, Succession, Nominating and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2015 proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION, SUCCESSION, NOMINATING
AND GOVERNANCE COMMITTEE

James H. Hance, Jr., Chairman
James D. Edwards
Lillian C. Giornelli
Donna W. Hyland

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934 (the “Acts”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.

SUMMARY COMPENSATION TABLE FOR 2014
The following table sets forth information concerning total compensation for our NEOs for 2014, 2013 and 2012.

	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Lawrence L. Gellerstedt III	2014	$650,000	$817,168	$975,000	$21,956	$2,464,124
President and Chief	2013	$600,000	$844,702	$1,125,000	$20,726	$2,590,428
Executive Officer	2012	$600,000	$4,753,352	$750,000	$13,411	$6,116,763
Gregg D. Adzema	2014	$390,000	$462,856	$444,600	$28,061	$1,325,517
Executive Vice President and	2013	$390,000	$369,555	$555,750	$26,448	$1,341,753
Chief Financial Officer	2012	$375,000	$379,372	$318,750	$184,416	$1,257,538
John S. McColl	2014	$341,453	$214,225	$348,282	$28,061	$932,021
Executive Vice President	2013	$341,453	$219,916	$435,353	$26,448	$1,023,170
	2012	$333,125	$225,751	$283,156	$26,100	$868,132

M. Colin Connolly (4)	2014	$325,000	$359,996	$365,625	$27,212	$1,077,833
Senior Vice President and	2013	$250,000	$118,785	$364,000	$25,968	$758,753
Chief Investment Officer
J. Thad Ellis II	2014	$294,175	$141,945	$229,456	$28,061	$693,637
Senior Vice President	2013	$294,175	$145,719	$286,821	$26,448	$753,163
	2012	$287,000	$162,598	$186,550	$26,417	$662,565
Pamela F. Roper (5)	2014	$300,000	$123,436	$216,000	$28,061	$667,497
Senior Vice President,	2013	$250,000	$120,000	$197,250	$26,448	$593,698
General Counsel and Corporate Secretary	2012	$219,250	$50,000	$94,738	$26,100	$390,088

(1)
This column reflects the aggregate grant date fair value of restricted stock awards and performance conditioned RSUs granted during the applicable year, computed in accordance with Financial Accounting Standards Board's Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value of restricted stock awards is the number of shares of restricted stock granted multiplied by the closing stock price on the grant date. The grant date fair value of the FFO-based performance conditioned RSUs is the number of RSUs granted multiplied by the 30-day trailing average stock price on the date of grant. The grant date fair value of the TSR-based performance conditioned RSUs is the target number of RSUs granted multiplied by the fair market value per RSU determined using a Monte Carlo valuation, with such valuation being performed prior to the grant date. Information about the assumptions used to value these awards can be found in Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. An overview of the features of these awards can be found in “Compensation Discussion and Analysis” above.

For 2014, the grant date fair value of the restricted stock awards reflects the closing stock price on the grant date of January 30, 2014 ($10.75). The grant date fair value of the FFO-based performance conditioned RSUs granted January 30, 2014 reflects the 30-day trailing average stock price on the date of grant, which was $10.56. The grant date fair value of the TSR-based performance conditioned RSUs granted January 30, 2014 reflects the fair market value per RSU determined using a Monte Carlo valuation ($13.02). Assuming the highest level of performance conditions are achieved for the FFO-based and TSR-based performance conditioned RSUs, resulting in 200% of the target RSUs being issued, the grant date values of all stock awards for 2014 would be as follows: Mr. Gellerstedt — $1,315,596; Mr. Adzema — $740,014; Mr. McColl — $342,504; Mr. Connolly — $575,556; Mr. Ellis — $226,936; and Ms. Roper — $197,347.

The actual amount ultimately realized by the NEO, if any, from a grant of restricted stock or RSUs will depend upon the value of our common stock on the vesting date in the case of restricted stock, or the 30-day trailing average in the case of RSUs.

(2)
These amounts reflect the actual annual incentive cash award earned by the NEOs for the applicable year, as determined by the Compensation Committee. For a description of the 2014 annual cash incentive award performance goals, see "Compensation DIscussion and Analysis" above.

(3)	The components of All Other Compensation for 2014 are as follows. In 2014, we did not provide any perquisites to our NEOs above the reporting threshold.
		Retirement Savings Plan Contribution (A)	Insurance Premiums	Total All Other Compensation
	Lawrence L. Gellerstedt III	$7,800	$14,156	$21,956
	Gregg D. Adzema	$7,800	$20,261	$28,061
	John S. McColl	$7,800	$20,261	$28,061
	M. Colin Connolly	$7,800	$19,412	$27,212
	J. Thad Ellis, II	$7,800	$20,261	$28,061
	Pamela F. Roper	$7,800	$20,261	$28,061

(A)
We maintain a Retirement Savings Plan for the benefit of all eligible employees. The Company “matches” employee contributions to the plan up to 3% of eligible compensation, subject to a maximum matching contribution of $7,800 in 2014. The “matching” contributions are available for all employees, including our NEOs. During the first three years of a participant's employment, Company contributions, both discretionary and matching, vest ratably each year. After a participant has three years of service, all contributions are fully vested. Vested benefits are generally paid to participants upon retirement, but may be paid earlier in certain circumstances, such as death, disability, or termination of employment. A portion of the contribution in the amount of $150 was paid in 2015.

(4)	In accordance with SEC rules, because Mr. Connolly first became an executive officer in 2013, only his 2013 and 2014 compensation information is included in the table.

(5)
Ms. Roper was promoted to General Counsel effective October 1, 2012 and her compensation was modified in July 2012 in anticipation of the promotion and in July 2013 (there was no adjustment in January 2013).

GRANTS OF PLAN-BASED AWARDS IN 2014
The following table sets forth information with respect to grants of plan-based awards to each of our NEOs during 2014.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Target ($)	Maximum ($)	Threshold	Target	Maximum
Lawrence L. Gellerstedt III
Annual Incentive Award (1)		$812,500	$1,218,750
Performance conditioned RSUs – TSR (2)	1/30/14			9,326	26,646	53,292		$346,931
Performance conditioned RSUs – FFO (2)	1/30/14			-	13,820	27,640		$140,104
Restricted Stock (3)	1/30/14						30,710	$330,133
Gregg D. Adzema
Annual Incentive Award (1)		$370,500	$555,750
Performance conditioned RSUs – TSR (2)	1/30/14			5,246	14,988	29,976		$195,144
Performance conditioned RSUs – FFO (2)	1/30/14			-	7,774	15,548		$82,016
Restricted Stock (3)	1/30/14						17,274	$185,696
John S. McColl
Annual Incentive Award (1)		$290,235	$435,353
Performance conditioned RSUs – TSR (2)	1/30/14			2,428	6,937	13,874		$90,320
Performance conditioned RSUs – FFO (2)	1/30/14			-	3,598	7,196		$37,959
Restricted Stock (3)	1/30/14						7,995	$85,946
M. Colin Connolly
Annual Incentive Award (1)		$243,750	$365,625
Performance conditioned RSUs – TSR (2)	1/30/14			4,080	11,657	23,314		$151,774
Performance conditioned RSUs – FFO (2)	1/30/14			-	6,046	12,092		$63,785
Restricted Stock (3)	1/30/14						13,436	$144,437
J. Thad Ellis II
Annual Incentive Award (1)		$191,214	$286,821
Performance conditioned RSUs – TSR (2)	1/30/14			1,609	4,596	9,192		$59,840
Performance conditioned RSUs – FFO (2)	1/30/14			-	2,384	4,768		$25,151
Restricted Stock (3)	1/30/14						5,298	$56,954
Pamela F. Roper
Annual Incentive Award (1)		$180,000	$270,000
Performance conditioned RSUs - TSR (2)	1/30/14			1399	3997	7994		$52,041
Performance conditioned RSUs - FFO (2)	1/30/14			-	2073	4146		$21,870
Restricted Stock (3)	1/30/14						4,607	$49,525
____________

(1)
These amounts reflect target annual incentive cash amounts for 2014 as set by the Compensation Committee. In accordance with the Compensation Committee's policies, there is no threshold amount set for this award. The maximum payout cannot exceed 150% of target.

(2)
These rows show the potential number of RSUs that would vest pursuant to the performance conditioned RSUs at the end of the applicable three-year performance period if the threshold, target or maximum performance goals are satisfied, provided the NEO remains continuously employed by us, or upon retirement if the NEO meets the Rule of 65. In addition, dividend equivalents will be paid upon satisfaction of the vesting conditions, if at all, on a cumulative, reinvested basis over the term of the award based on the number of RSUs which actually vest. See “Compensation Discussion and Analysis – 2014 LTI Awards” for a description of the performance parameters for these performance conditioned RSUs, and see “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards. Note that no threshold is listed for FFO RSUs, as all amounts below the target are derived by mathematical interpolation and could range from 0% to 100% (the target percentage).

(3)
This column represents restricted stock granted in 2014 under our 2009 Plan. The restricted stock granted January 30, 2014 as part of the 2014 LTI Awards vests ratably over three years on each anniversary of the grant date, provided the NEO has been continuously employed by us through the applicable anniversary date. The restricted stock awards also receive dividends or dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock.

(4)
This column reflects the aggregate grant date fair value of restricted stock awards and performance conditioned RSUs granted during the applicable year, computed in accordance with ASC 718. The grant date fair value of the restricted stock awards granted is the target number of shares multiplied by the closing stock price on the grant date. The grant date fair value of the FFO-based performance conditioned RSUs is the number of RSUs granted multiplied by the 30-day trailing average stock price on the date of grant. The grant date fair value of the TSR-based performance conditioned RSUs is the target number of RSUs granted multiplied by the fair market value per RSU determined using a Monte Carlo valuation. Awards with performance conditions (“performance conditioned RSUs”) are computed based on the probable outcome of the performance conditions as of the grant date for the award. Information about the assumptions used to value these awards can be found in Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

The actual amount ultimately realized by the NEO, if any, from a grant of restricted stock or RSUs will depend upon the value of our common stock on the vesting date in the case of restricted stock, or the 30-day trailing average in the case of RSUs.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END
The following table sets forth information with respect to all outstanding option and stock awards for each of our NEOs on December 31, 2014.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price (1)	Option Grant Date (1)	Option Expiration Date (1)	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market Value of Unearned Units that Have Not Vested (5)
	Exercisable (#)(1)	Unexercisable (#)(1)
Lawrence L. Gellerstedt III	18,538	—	$26.11	12/09/05	12/09/15
	43,948	—	$36.00	12/11/06	12/11/16
	48,160	—	$24.27	12/06/07	12/06/17
	50,138	—	$8.35	02/16/09	02/16/19
	67,114	—	$7.02	02/15/10	02/15/20
	38,460	12,822	$8.43	02/14/11	02/14/21
						249,897	$2,853,824	567,564	$6,481,581
Gregg D. Adzema	16,826	5,610	$8.43	02/14/11	02/14/21
						82,785	$945,405	65,986	$753,560
John S. McColl	19,775	—	$26.11	12/09/05	12/09/15
	21,972	—	$36.00	12/11/06	12/11/16
	23,600	—	$24.27	12/06/07	12/06/17
	24,570	—	$8.35	02/16/09	02/16/19
	17,472	—	$7.02	02/15/10	02/15/20
	10,012	3,339	$8.43	02/14/11	02/14/21
						46,979	$536,500	36,257	$414,055
M. Colin Connolly	—	—	$ —	—	—
						34,491	$393,887	31,597	$360,838
J. Thad Ellis II	2,900	—	$36.00	12/11/06	12/11/16
	9,728	—	$24.27	12/06/07	12/06/17
	11,207	—	$8.35	02/16/09	02/16/19
	11,577	—	$7.02	02/15/10	02/15/20
	6,634	2,212	$8.43	02/14/11	02/14/21
						32,999	$376,849	24,024	$274,354
Pamela F. Roper	2,967	—	$26.11	12/09/05	12/09/15
	4,396	—	$36.00	12/11/06	12/11/16
	4,864	—	$24.27	12/06/07	12/06/17
	5,065	—	$8.35	02/16/09	02/16/19
						15,280	$174,498	20,890	$238,564

(1)
Each option grant has a 10-year term and vests pro rata over four years (25% each year) beginning on the first anniversary of the grant date. See “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards.

(2)
Included in this number are TSR-based and FFO-based performance conditioned RSUs granted on January 31, 2012. These awards have a performance evaluation date of December 31, 2014 and a vesting date of January 31, 2015; therefore, as of December 31, 2014, they had been earned, but not yet vested. These awards met the criteria for an average weighted payout of 197%, which is reflected in the number of shares above. They vested on January 31, 2015 based on the 30 day average of our closing stock price as December 31, 2014 ($11.42). The number of shares and the amount earned by each NEO upon vesting as it relates to these shares is as follows:

		Number of TSR-based RSUs	Number of FFO-based RSUs	Amount Earned Upon Vesting
	Lawrence L. Gellerstedt III	68,028	40,715	$1,241,845
	Gregg D. Adzema	29,762	17,813	$543,307
	John S. McColl	17,710	10,601	$323,312
	M. Colin Connolly	9,566	5,725	$174,623
	J. Thad Ellis II	12,756	7,635	$232,865
	Pamela F. Roper	3,544	2,120	$64,683

(3)	Market value was calculated by multiplying the number of unvested restricted shares and earned unvested RSUs at year-end by our closing stock price on December 31, 2014 ($11.42).

(4)
Represents performance conditioned RSUs granted in 2013 and 2014, assuming that the maximum performance goal will be achieved for the TSR-based awards in 2013 and that the target performance goals will be achieved for (a) the TSR-based award granted in 2014 and (b) the FFO-based award granted in 2013 and 2014. See Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for an overview of the features of these awards. See “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards.

(5)	Market value was calculated by multiplying the number of unearned unvested RSUs at year-end by our closing stock price on December 31, 2014 ($11.42).

OPTION EXERCISES AND STOCK VESTED IN 2014
The following tables set forth information concerning the amounts realized in 2014 upon the vesting of restricted stock and RSUs by each of our NEOs.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting (3)
Lawrence L. Gellerstedt III	—	—	146,208	$1,559,400
Gregg D. Adzema	—	—	99,841	$1,157,773
John S. McColl	—	—	19,985	$211,628
M. Colin Connolly	—	—	24,000	$301,200
J. Thad Ellis II	29,418	$154,602	13,480	$142,783
Pamela F. Roper	—	—	6,583	$69,885
____________

(1)	The value realized on exercise of options is calculated by subtracting the exercise price from the closing market price of the stock on the exercise date.
(2)	The number of shares acquired upon vesting includes the following:

	Shares of Restricted Stock	RSUs (A)
Lawrence L. Gellerstedt III	109,644	36,564
Gregg D. Adzema	47,000	52,841
John S. McColl	10,467	9,518
M. Colin Connolly	4,000	20,000
J. Thad Ellis II	7,174	6,306
Pamela F. Roper	3,967	2,616

(A) RSUs are paid in cash at vesting.

(3)
The value shown is based on the trailing 30-day average closing market price of our common stock of $10.30 (on December 31, 2013) and $12.90 (on September 14, 2014) for the RSUs which vested on January 30, 2014 and September 14, 2014, respectively. The value shown is based on the closing market price of our common stock of $10.75, $10.75 and $11.10 for the restricted shares which vested on January 30, 2014, January 31, 2014, and February 14, 2014, respectively. If the vesting date is not an NYSE trading day, the prior trading day’s closing price is used.

POTENTIAL PAYMENTS UPON TERMINATION, RETIREMENT OR CHANGE IN CONTROL
We provide severance benefits to our NEOs as described in “Compensation Discussion and Analysis — Severance Policy, Retirement and Change in Control Agreements” in the event that (1) a “change in control” occurs and (2) during the two-year period thereafter, the NEO’s employment is terminated without “cause” (discussed below) or the NEO resigns for “good reason” (discussed below). The severance benefit is payable in a lump sum six months and one day after termination. For each of Messrs. Gellerstedt, Adzema and McColl, we have agreed to pay an amount equal to 2.00 times the sum of his annual base salary plus his average cash bonus. For each of Messrs. Connolly and Ellis and Ms. Roper, we have agreed to pay an amount equal to 1.00 times the sum of his annual base salary plus his average cash bonus.
For purposes of determining the severance benefit, “annual base salary” is the NEO’s annual base salary in effect on the day before the NEO’s employment terminates in connection with the change in control. The “average cash bonus” is the sum of the annual cash bonuses that were paid to the NEO during the three years immediately prior to the date the NEO’s employment terminates in connection with the change in control, divided by the number of annual cash bonuses the NEO was eligible to receive during such period. The table below assumes a triggering event occurred on December 31, 2014. The annual base salary is the salary in effect for 2014 and the average bonus is based on the annual cash incentive awards paid in 2012, 2013 and 2014.
The terms of each Change in Control Agreement are substantially identical and are summarized as follows:
Health Benefits - The Change in Control Agreement provides that we will continue to provide the NEO with health benefits for two years, either under our plan, an outside plan or by reimbursing the premiums paid by the NEO for outside coverage.
Change in Control - Under the Change in Control Agreement, a “change in control” generally means that any one of the following events occurs:

•
A person (or group) acquires, directly or indirectly, the beneficial ownership representing 30% or more of the combined voting power for the election of directors of the outstanding securities of the Company, subject to certain exceptions;

•	A majority of the Board changes during a two-year period (unless the new Directors were elected by two-thirds of the Board members that were members on the first day of the two-year period);

•	Stockholders approve our dissolution or liquidation;

•	The sale or other disposition of all or substantially all of our assets, subject to certain exceptions; or

•	Any consolidation, merger, reorganization or business combination involving us or our acquisition of the assets or stock in another entity, subject to certain exceptions.
Cause - The Change in Control Agreement defines “cause” generally as any felony or any act of fraud, misappropriation or embezzlement or any material act or omission involving malfeasance or gross negligence in the performance of the NEO’s duties to our material detriment.
Good Reason — The Change in Control Agreement defines “good reason” generally to mean:

•	a reduction in the NEO’s annual base salary or eligibility to receive any annual bonuses or other incentive compensation;

•
a significant reduction in the scope of the NEO’s duties, responsibilities, or authority or a change in the NEO’s reporting level by more than two levels (other than mere change of title consistent with organizational structure);

•	a transfer of the NEO’s primary work site more than 35 miles from the then current site; or

•
failure to continue to provide to the NEO health and welfare benefits, deferred compensation benefits, executive perquisites, stock options and restricted stock grants (or restricted stock unit grants) that are in the aggregate comparable in value to those provided immediately prior to the change in control.

Protective Covenant Agreement and Waiver and Release — In order to receive the benefits of the Change in Control Agreement, an NEO must enter into a “Protective Covenant Agreement” and a “Change in Control Severance

Agreement Waiver and Release.” If the NEO declines to enter into either the Protective Covenant Agreement or the Change in Control Severance Agreement Waiver and Release then the NEO would forfeit his severance benefit.

•
The Protective Covenant Agreement generally provides that the NEO will protect certain of our interests in exchange for the payment. In particular, the Protective Covenant Agreement provides that the NEO will not, during a “protection period,” (1) compete with our then existing projects, (2) solicit any business from any of our customers, clients, tenants, buyers or sellers that he or she had contact with during the preceding three years while employed and (3) solicit any of our employees that he or she had personal contact with during his or her employment with us. For this purpose, the “protection period” is generally two years or, if shorter, the number of years used as a multiplier to determine the executive’s change in control benefit.

•
The Change in Control Severance Agreement Waiver and Release is a standard release that is required for all employees to receive any severance benefits from us and provides, in particular, that the NEO waives any and all claims against us and also covenants not to sue or to disparage us.

Tax Protection - None of Messrs. Adzema, Connolly, McColl or Ellis or Ms. Roper are entitled to a gross-up payment pursuant to the Change in Control Agreements that they have entered into with us. Mr. Gellerstedt, whose agreement was initially entered into in 2007, is entitled to a gross-up payment to the extent the NEO is subject to a parachute excise tax as a result of the payments or benefits provided under the Change in Control Agreement. However, if a reduction of the payments or benefits of up to 10% would eliminate the parachute excise taxes then the NEO must waive such payments or benefits to that extent.
The following table shows the potential payments to the NEOs upon a termination of employment under various scenarios, assuming that the triggering event occurred on December 31, 2014. The table does not include a severance benefit payable generally to all salaried employees following termination of employment other than for cause, in an amount equal to the employee’s weekly pay times the sum of (i) the number of his or her years of service or, alternatively, in the context of certain reductions in force as designated by the Company, the years of service multiplied by 1.5, plus (ii) four. The table also does not include the value of equity awards that are already vested, as described in the compensation tables earlier in this proxy statement.

	Cash (1)	Accelerated Vesting of Restricted Stock (2)	Accelerated Vesting of RSUs (3)	Accelerated Vesting of Stock Options (4)	Accelerated Vesting of Cash LTI Awards (5)	Health and Welfare Benefits	280G Tax Gross-Up (6)	Total
Lawrence L. Gellerstedt III
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
Involuntary or good reason termination following change in control	$3,095,000	$1,611,986	$5,477,044	$38,333	—	$25,860	$3,786,596	$14,034,819
Death	—	$1,611,986	$5,477,044	$38,333	—	—	—	$7,127,363
Gregg D. Adzema
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
Involuntary or good reason termination following change in control	$1,068,072	$407,256	$1,050,052	$16,771	—	$38,215	—	$2,580,366
Death	—	$407,256	$1,050,052	$16,771	—	$—	—	$1,474,079
John S. McColl
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
Involuntary or good reason termination following change in control	$1,362,654	$213,204	$590,483	$9,980	—	$38,215	—	$2,214,536
Death	—	$213,204	$590,483	$9,980	—	—	—	$813,667

	Cash (1)	Accelerated Vesting of Restricted Stock (2)	Accelerated Vesting of RSUs (3)	Accelerated Vesting of Stock Options (4)	Accelerated Vesting of Cash LTI Awards (5)	Health and Welfare Benefits	280G Tax Gross-Up (6)	Total
M. Colin Connolly
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
Involuntary or good reason termination following change in control	$511,985	$219,279	$456,123	—	—	$18,258	—	$1,205,645
Death	—	$219,279	$456,123	—	—	—	—	$458,422
J. Thad Ellis II
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
Involuntary or good reason termination following change in control	$525,299	$143,995	$409,889	$6,612	—	$19,107	—	$1,104,902
Death	—	$143,995	$409,889	$6,612	—	—	—	$426,763
Pamela F. Roper
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control
Involuntary or good reason termination following a change in control	$421,926	$109,819	$218,629	—	—	$19,107	—	$769,481
Death	—	$109,819	$218,629	—	—	—	—	$328,448
____________

(1)	Represents cash payments pursuant to Change in Control Agreement.

(2)
These amounts represent the value of unvested restricted shares as of December 31, 2014. The amounts were calculated by multiplying the number of unvested restricted shares at year-end by the closing stock price on December 31, 2014 ($11.42).

(3)
These amounts represent the value of unvested RSUs as of December 31, 2014. The amounts were calculated by multiplying the number of unvested RSUs at year-end by the closing stock price on December 31, 2014 ($11.42).

The performance conditioned RSUs granted in 2014 and 2013 vest at the target award level upon a change in control. The 2012 performance conditioned RSUs have been incorporated based on actual performance reflecting a 200% payout for the TSR portion and a 190% payout for the FFO portion. DEUs that may apply to the performance conditioned RSUs are not included.

(4)
This column reflects the value of “in-the-money” unvested stock options as of December 31, 2014, calculated by multiplying the number of unvested options by the difference between the closing stock price on December 31, 2014 ($11.42) and the exercise price for the options.

(5)
In calculating the potential tax gross-up payments for Mr. Gellerstedt pursuant to his Change in Control Agreement, we assumed a 20% excise tax rate under 280G of the Code, a 39.6% federal income tax rate, a 2.35% Medicare tax rate and a 6% state income tax rate. In addition, pursuant to his agreement, if payments to Mr. Gellerstedt do not exceed 110% of the 280G limit then the payments or benefits are reduced to such limit to avoid an excise tax (and the resulting gross up payment). Messrs. Adzema, McColl, Connolly and Ellis and Ms. Roper are not entitled to a gross-up payment pursuant to their Change in Control Agreements.

DIRECTOR COMPENSATION
We provide both cash and equity awards to our non-employee Directors. Our employee directors do not receive any compensation for service as a director. Directors are reimbursed for their expenses related to board membership.
Each non-employee Director is paid a $50,000 annual retainer on or about May 31 of each year. The chairmen of the Compensation, Succession, Nominating and Governance Committee and the Investment Committee each receive an additional annual retainer of $10,000 and the chairman of the Audit Committee receives an additional annual retainer of $15,000 for their service as chairmen of these committees. We also provide an annual retainer of $50,000 for the independent Chairman of the Board. Additionally, as of May 31 of each year, each non-employee Director is granted a number of shares of common stock under the 2009 Plan with a value of $75,000 based on the average closing price of our common stock during the 30 calendar day period ending on the grant date.
As an employee of the Company, Mr. Gellerstedt did not receive any compensation for serving as a Director in 2014.
2014 Compensation of Directors
The following table shows the amounts paid to our non-employee Directors in 2014.

	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Option Awards (4)	All Other Compensation (5)	Total
Tom G. Charlesworth	$60,000	$76,711	$—	$—	$136,711
James D. Edwards	$65,000	$76,711	$—	$—	$141,711
Lillian C. Giornelli	$50,000	$78,007	$—	$—	$128,007
S. Taylor Glover	$100,000	$81,930	$—	$—	$181,930
James H. Hance, Jr.	$60,000	$76,711	$—	$—	$136,711
Donna W. Hyland	$50,000	$76,711	$—	$—	$126,711
R. Dary Stone	$50,000	$76,711	$—	$—	$126,711
____________

(1)
Our 2009 Plan provides that an outside Director may elect to receive our common stock in lieu of cash fees otherwise payable for services as a Director. Under the 2009 Plan, the price at which these shares are issued is equal to 95% of the market price on the issuance date. In 2014, Mr. Glover and Ms. Giornelli elected to participate in this program. In lieu of some or all of the cash fees shown in the table, the named Directors received shares of common stock as follows: Ms. Giornelli — 2,175; and Mr. Glover — 8,703.

(2)
These amounts represent the aggregate grant date fair value, computed in accordance with ASC 718, of stock awards granted during the year. Please refer to Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for a complete description of the ASC 718 valuation. On May 31, 2014, each Director was granted 6,345 shares of common stock which vested immediately on the grant date. Although the average closing price for the 30 calendar day period ending on the grant date ($11.82) was used to determine the number of shares to be granted in accordance with the plan, the grant date fair value reflected above is based on the closing stock price on the grant date ($12.09).

(3)	These amounts include the incremental value of the 5% discount on stock received in lieu of cash fees, as follows: Ms. Giornelli — $1,296; and Mr. Glover — $5,219.
(4)
In previous years, we granted stock options as part of the compensation to our non-employee Directors. As of December 31, 2014, each Director had the following number of options outstanding: Mr. Charlesworth — 8,416; Mr. Edwards — 24,000; Ms. Giornelli — 24,000; Mr. Glover — 37,182; Mr. Hance — 37,182; and Mr. Stone —1,019. Mr. Charlesworth also had 13,228 options outstanding that were granted during his tenure as an officer of the Company prior to his retirement at the end of 2006. Mr. Stone also had 41,290 options outstanding that were granted during his tenure as an officer of the Company prior to his retirement in 2011.

(5)	We pay or reimburse Directors for reasonable expenses incurred in attending Board and committee meetings. In 2014, we did not provide any perquisites to our Directors above the reporting threshold.

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT
In setting our compensation programs and plans, our Compensation Committee considers the risks to our stockholders that may be inherent in our Company’s overall compensation program. Although a significant portion of our senior executives’ (including our NEOs’) compensation is performance based and “at-risk,” we believe our compensation plans and polices are appropriately structured, based on the following:

✓
We use multiple performance goals under our incentive compensation plans, such as FFO, leasing and investment, which serves as a check-and-balance so as not to put inappropriate emphasis solely on one measure of our performance.

✓
We establish performance goals under our annual incentive cash award plan that we believe are reasonable in light of past performance and market conditions, and also permit the Compensation Committee to exercise discretion in making final award determinations so as to take into account changing market conditions, which allow our executives to focus on the long-term health of our Company rather than an "all or nothing" approach to achieving short-term goals.

✓
In December 2012, we approved a policy establishing a maximum payout of the incentive cash award that can be earned by each of the executive officers under the annual incentive cash award plan for any year at 150% of the target cash award approved by the Committee for the year.

✓
In January 2014, we approved a policy establishing a maximum calculation of 200% on each individual component of the annual cash incentive award for executive officers, in addition to the overall maximum payout of 150% of the overall target award.

✓
We have both time vested, full-value equity awards, such as restricted stock and/or RSUs, as well as performance based awards, such as stock options, performance conditioned RSUs and the cash long-term incentive awards, so as to both encourage the growth of the Company's stock price and to recognize that time vested, full-value equity awards retain value even in a depressed market, so that executives are less likely to take unreasonable risks to get, or keep, options in-the-money or to achieve performance conditions.

✓
We use long-term equity awards that vest over three or more years and condition a significant portion of such awards upon satisfaction of performance goals, ensuring that our executives' interests align with those of our stockholders over the long term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Our Compensation Committee consists of Mr. Edwards, Ms. Giornelli, Mr. Hance, and Ms. Hyland. In addition, during 2014, Mr. Payne served on the Compensation Committee. None of these Directors has any interlocking relationships that are required to be disclosed in this proxy statement. As disclosed in “Certain Transactions,” for certain of our properties, properties owned by certain of our joint ventures and properties which we manage, we purchase janitorial supplies from a company that is owned by David Sikes, the son-in-law of Mr. Payne. Amounts paid by these properties in 2014 totaled approximately $574,935. We believe the amounts paid are in line with market prices.

EQUITY COMPENSATION PLAN INFORMATION
The following table gives information about equity awards under our equity compensation plans at December 31, 2014.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (Column A)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (Column B)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A) (Column C)
Equity compensation plans approved by the security holders	2,210,905	$22.69	2,483,592
Equity compensation plans not approved by the security holders	—	—	—
Total	2,210,905	$22.69	2,483,592

PROPOSAL 2 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders have the opportunity to vote, on an advisory basis, on the compensation of our NEOs. This is often referred to as a say on pay, and provides you, as a stockholder, with the ability to cast a vote with respect to our 2014 executive compensation programs and policies and the compensation paid to the NEOs as disclosed in this proxy statement through the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this Proxy Statement.”
As discussed in the Compensation Discussion and Analysis section, the compensation paid to our NEOs reflects the following goals of our compensation program:

•	To provide overall compensation that is designed to attract and retain talented executives;

•	To reward individual and corporate performance, while at the same time keeping in mind our accountability to our stockholders; and

•	To provide a meaningful portion of total compensation via equity based awards, including awards that are contingent upon future performance.
Although the vote is non-binding, the Compensation Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with stockholders to better understand the concerns that influenced the vote. The Compensation Committee will consider the constructive feedback obtained through this process in making decisions about future compensation arrangements for our NEOs.
As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board, will not create or imply any change to or any additional fiduciary duties of the Board.
Our Board of Directors recommends that you vote “FOR”
the approval, on an advisory basis, of executive compensation.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Deloitte, our independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2015 and to prepare a report on this audit, subject to approval by the Audit Committee of the fee estimate and the audit plan for the period. A representative of Deloitte will be present at the Annual Meeting and will be available to respond to appropriate questions by our stockholders.
We are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our bylaws, the Board is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders do not ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of the Company and our stockholders.
Our Board of Directors recommends that you vote “FOR”
the ratification of the appointment of the independent registered public accounting firm.

Summary of Fees to Independent Registered Public Accounting Firm
We retained Deloitte as our independent registered public accounting firm for the years ended December 31, 2014 and 2013. Aggregate fees for services provided to us related to the fiscal years ended December 31, 2014 and 2013 by Deloitte were as follows:

	2014	2013
Audit Fees (a)	$889,520	$1,055,300
Tax Fees:
Compliance	$245,879	$143,200
Consulting	$459,620	$565,300
Total tax fees	$705,499	$708,500
____________

(a)
Includes fees for the annual audits of our financial statements, including the audit of internal controls over financial reporting under the Sarbanes-Oxley Act of 2002, joint venture audits, audits of certain properties’ operating expenses, review of our quarterly financial statements, the audit of our benefit plans, and the comfort letter procedures related to the equity issuances, including work for the periods indicated above but performed subsequent to that year end.

As stated in its charter, the Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by our independent registered public accounting firm. Pre-approvals are generally provided for no more than one year at a time, typically identify the particular services or category of services to be provided and are generally subject to a dollar limit. The Audit Committee charter also provides that the Audit Committee may delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent registered public accounting firm, provided that the approvals are presented to the Audit Committee at its next scheduled meeting. Other than tax consulting, there were no other non-audit services provided by Deloitte to the Company in 2014 or 2013. No services were approved by the Audit Committee pursuant to the waiver of pre-approved provisions as set forth in applicable rules of the SEC.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board of Directors. The Audit Committee operates under a written charter, the full text of which is available on the Investor Relations page of the Company’s website at www.cousinsproperties.com.
Management has primary responsibility for financial statements and the reporting process, including the systems of internal controls, and has represented to the Audit Committee that the Company’s 2014 consolidated financial statements are in accordance with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee reviewed the financial statements contained in the Company’s Quarterly Reports on Form 10-Q, as well as the audited financial statements contained in the Company’s Annual Report on Form 10-K, and discussed these financial statements with management and Deloitte, the Company’s independent registered public accounting firm.
The Audit Committee reviewed with Deloitte the matters required to be discussed under Statement of Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, related to the 2014 audit. The Audit Committee also received written disclosures and the letter from Deloitte required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and discussed with Deloitte its independence.
The Audit Committee met with Deloitte, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting for 2014.
The Audit Committee also met with the Company’s internal audit department, with and without management present, to discuss the results of their reviews and evaluations of the Company’s internal controls for 2014.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

James D. Edwards, Chairman
Tom G. Charlesworth
Lillian C. Giornelli
Donna W. Hyland

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.

CERTAIN TRANSACTIONS
In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving or ratifying the terms and conditions of transactions between the Company and any Director or executive officer, or their affiliates or family members. Our Ethics Code requires that all of our employees and Directors avoid conflicts of interest, defined as situations where the person’s private interests conflict, or even appear to conflict, with the interests of the Company as a whole. If an “Ethics Contact” (defined in our Ethics Code to be our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or our General Counsel) believes that a transaction or relationship would require approval or ratification by the Audit Committee, the Ethics Contact will bring the transaction or relationship to the attention of the Audit Committee.
At least annually, each Director and executive officer completes a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which the Company is involved and in which the executive officer, a Director or a related person has a direct or indirect material interest. In addition, we conduct a quarterly review to determine whether an executive officer, a Director, or a company employing a Director engaged in transactions with us during the quarter.
The Compensation, Succession, Nominating and Governance Committee, which is composed of independent Directors, conducts an annual review of the information from the questionnaire, evaluates related-party transactions (if any) involving the Directors and their related persons and makes recommendations to the Board regarding the independence of each Board member.
If a transaction arises during the year that may require disclosure as a related party transaction, information about the transaction would be provided to the Audit Committee and the Compensation, Succession, Nominating and Governance Committee, as applicable, for review, approval or ratification of the transaction.
Pursuant to this responsibility, the Audit Committee has reviewed, approved and ratified, as applicable, each of the transactions described below:

•
S. Taylor Glover, one of our Directors, is an affiliate of an entity that leases space in one of our office buildings. The lease term commenced on June 1, 2007 and continued until May 31, 2014. The entity paid us $58,213 in 2014, excluding reimbursements for operating costs. We consider the rates associated with this lease to be market rates.

•
For certain properties we consolidate, properties owned by certain of our joint ventures and properties we manage, we purchase janitorial supplies from a company that is owned by David Sikes, the son-in-law of William Porter Payne, one of our Directors during the period from January 1, 2014 through May 6, 2014. Amounts paid by these properties in 2014 totaled approximately $574,935. We believe the amounts paid are in line with market prices.

•
Donna W. Hyland, one of our Directors, is an affiliate of an entity that leases space in two of our office buildings. The entity paid us $1.2 million in 2014, excluding reimbursements for operating costs. We consider the rates associated with this lease to be market rates.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than 10% of our common stock to file certain reports with respect to their beneficial ownership of our stock. In addition, Item 405 of Regulation S-K requires us to identify each reporting person who did not file a report on a timely basis as required by Section 16(a) during the most recent fiscal year. Based solely on a review of these reports and written representations from the directors and executive officers, we believe that all directors and executive officers complied with all Section 16(a) filing requirements for fiscal year 2014.

FINANCIAL STATEMENTS
Our Annual Report on Form 10-K for the year ended December 31, 2014, including audited financial statements, is being mailed together with this proxy statement.
STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING OF STOCKHOLDERS
Pursuant to Rule 14a-8(e)(2) under the Exchange Act, a stockholder proposal submitted for inclusion in our proxy statement for the 2016 Annual Meeting must be received by us by November 24, 2015, which is 120 days before the anniversary of the date this proxy statement is released to stockholders in connection with the Annual Meeting. However, pursuant to such Rule, if the 2016 Annual Meeting is held on a date that is more than 30 days before or after such anniversary date, then a stockholder proposal submitted for inclusion in our proxy statement for the 2016 Annual Meeting must be received by us a reasonable time before we begin to print and mail our proxy statement for the 2016 Annual Meeting.
Under our bylaws, a stockholder is eligible to submit a stockholder proposal outside the processes of Rule 14a-8 if the stockholder is (1) of record at the time of such proposal and at the time of the annual meeting and (2) entitled to vote at the annual meeting. The stockholder also must provide timely notice in proper written form of the proposal to our Corporate Secretary. To be timely under our bylaws, we must receive advance notice of the proposal not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such stockholder’s notice must be delivered by the later of (A) the tenth day following the day of the public announcement of the date of the annual meeting or (B) the date which is ninety (90) days prior to the date of the annual meeting. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Stockholder proposals should be submitted to Corporate Secretary, Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740.

EXPENSES OF SOLICITATION
We will bear the cost of proxy solicitation. We have retained Georgeson to assist in the solicitation of proxies for the 2015 Annual Meeting at a fee of approximately $5,000, plus associated costs and expenses. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail, facsimile or mail by one or more of our employees or by our proxy solicitor, Georgeson. Upon request, we also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to the beneficial owners of our stock.